Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JANUARY 25, 2017

BY AND AMONG

NES RENTALS HOLDINGS II, INC.,

UNITED RENTALS (NORTH AMERICA), INC.,

UR MERGER SUB II CORPORATION

AND

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

i

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

Section 12.18	Enforcement	79

EXHIBITS & SCHEDULES

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation
Exhibit C	By-laws
Schedule 1.1(a)	Rental Fleet Scheduled Sales
Schedule 1.1(b)	Rental Fleet Scheduled Purchases
Schedule 1.1(c)	Net Working Capital
Schedule 3.5	Company Indebtedness
Schedule 4.1	Organization and Qualification
Schedule 4.3	Non-contravention
Schedule 4.5	Other Consents
Schedule 4.6(a)	Equity Awards and Restricted Shares
Schedule 4.6(b)	Subsidiaries
Schedule 4.7(a)	Financial Statements
Schedule 4.7(b)	Preparation of Financial Statements
Schedule 4.7(e)	Certain Company Actions
Schedule 4.8	Governmental Authorizations; Licenses
Schedule 4.9	Litigation
Schedule 4.10	Tax Matters
Schedule 4.11	Environmental Matters
Schedule 4.12(a)	Labor and Employment Matters
Schedule 4.12(b)	Collective Bargaining Agreements
Schedule 4.12(c)	Excluded Representatives
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.13(b)	Employee Benefit Plans That are Multiemployer or Title IV Plans
Schedule 4.13(c)	Employee Benefit Plan Compliance
Schedule 4.13(g)	Employee Benefit Plan Payments
Schedule 4.13(h)	Multiemployer Plans
Schedule 4.14	Intellectual Property Rights
Schedule 4.16	Contracts
Schedule 4.17	Insurance
Schedule 4.18	Owned Real Property
Schedule 4.19(i)	Leased Real Property
Schedule 4.19(ii)	Material Leases
Schedule 4.19(iii)	Validity of Material Leases
Schedule 4.20	Transactions with Affiliates
Schedule 5.4	No Consents
Schedule 6.2	Conduct of Business
Schedule 6.6(d)	Employee Benefit Obligations
Schedule 7.1(d)(A)	Employment Agreements

TABLE OF CONTENTS (Cont’d)

Schedule 7.1(d)(B)	Non-Compete Agreements

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated January 25, 2017, by and among United Rentals (North America), Inc., a Delaware corporation (“Parent”), UR  Merger Sub II Corporation, a Delaware corporation (“Merger Sub”), NES Rentals Holdings II, Inc., a Delaware corporation (the “Company”) and Diamond Castle Holdings, LLC, a Delaware limited liability corporation, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”).  Each of the Company, Parent and Merger Sub are collectively referred to from time to time herein as the “Parties”, and each, individually, as a “Party.”

WHEREAS, the Board of Directors or similar governing body of each of Parent, Merger Sub and the Company has approved the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors or similar governing body of each of Parent, Merger Sub and the Company has approved this Agreement and the Merger (as defined below), upon the terms of and subject to the conditions set forth in this Agreement;

WHEREAS, it is expected that immediately following the execution and delivery of this Agreement by the Parties, this Agreement, the other Merger Documents (as defined below) and the transactions contemplated hereby (including the Merger) and thereby, will be approved by the holders of more than a majority of the issued and outstanding shares of Common Stock (as defined below) entitled to vote pursuant to an action by written consent (the “Stockholder Consents”); and

WHEREAS, pursuant to the Merger, shares of Common Stock will be converted into the right to receive the Per Share Merger Consideration (as defined below) in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS; INTERPRETATION

Section 1.1            Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Stockholder Vote” has the meaning set forth in Section 6.6(e).

“Accounting Cut-Off Date” means 11:59 p.m. (New York, New York time) on the date immediately preceding the Closing Date.

“Additional Merger Consideration” has the meaning set forth in Section 3.1(a).

“Adjustment Escrow Amount” means an amount in cash equal to $7,500,000 together with any interest or other earnings thereon, which amounts shall be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of any required payment to Parent pursuant to Section 3.8.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” means this Agreement and Plan of Merger.

“Antitrust Law” means (i) with respect to the United States, the Sherman Act, the Clayton Act, the HSR Act, the U.S. Federal Trade Commission Act and (ii) with respect to the United States and any other country or jurisdiction, all other applicable antitrust, competition or trade regulation Laws that may be asserted by any Governmental Authority or any other Person and that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Consideration” has the meaning set forth in Section 3.8(c).

“BP Claim” means the claim filed by the Company and its Subsidiaries with the Deepwater Horizon Claims Administrator.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois or the State of New York or is a day on which banking institutions located in either of such states are closed for the general transaction of business.

“Cancelled Company Option” has the meaning set forth in Section 3.4(a)(i).

“Cap” has the meaning set forth in Section 10.2(c)(ii).

“Cash” means all cash, cash equivalents, marketable securities and deposits with third parties (including landlords), in each case determined in accordance with GAAP; provided, that the calculation “closing Cash” shall (i) disregard any amounts taken into account in the calculation of Net Working Capital or Transaction Expenses and (ii) shall disregard the effects of any expenses borne by Parent pursuant to this Agreement.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock.

“Claim Notice” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 3.6.

“Closing Balance Sheets” has the meaning set forth in Section 3.9(a)

“Closing Date” has the meaning set forth in Section 3.6.

“Closing Merger Consideration” has the meaning set forth in Section 3.8(c).

“Closing Option Consideration” has the meaning set forth in Section 3.4(a)(ii).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Labor Agreements” has the meaning set forth in Section 4.12(b).

“Company Option” shall mean each outstanding option to purchase shares of Common Stock under the Option Plan.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(b).

“Continuing Employees” has the meaning set forth in Section 6.6(a).

“Contracts” has the meaning set forth in Section 4.16.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Costs” has the meaning set forth in Section 6.7(a).

“Credit Facility” means the Company’s $500,000,000 Second Amended and Restated First-Lien Loan Agreement, dated as of April 17, 2013 (as amended by the First Amendment to Second Amended and Restated First-Lien Loan Agreement, dated as of August 15, 2014), by and among NES Rental Holdings, Inc., Deutsche Bank Trust Company Americas, as administrative agent, and the other Persons party thereto.

“D&O Expenses” has the meaning set forth in Section 6.7(a).

“D&O Indemnifiable Claim” has the meaning set forth in Section 6.7(a).

“D&O Indemnified Party” has the meaning set forth in Section 6.7(a).

“D&O Insurance” has the meaning set forth in Section 6.7(b).

“DGCL” has the meaning set forth in Section 2.1.

“Deductible” has the meaning set forth in Section 10.2(c)(i).

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other compensation or benefit plan, program, agreement or arrangement, whether or not in writing, (including without limitation any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based incentive, bonus, retirement, medical, welfare, fringe or other benefits of any kind, but not including any Multiemployer Plan) maintained, sponsored or contributed to or with respect to which any liability would reasonably be expected to be borne by the Company or any of its Subsidiaries.

“Environmental Law” means any law regulating:  (i) the Management, Release or Remediation of Hazardous Substances; (ii) the exposure of persons to Hazardous Substances; (iii) occupational health and safety; or (iv) protection of the environment, including without limitation, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the New Jersey Industrial Sites Recovery Act (“ISRA”) and the Toxic Substances Control Act (“TSCA”), and any requirements promulgated pursuant to these laws or any analogous foreign, state or local laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

“Escrow Agent” means such escrow agent as shall be mutually and reasonably agreed upon by Parent and the Stockholder Representative.

“Escrow Agreement” has the meaning set forth in Section 3.7.

“Escrow Amount” means the Indemnity Escrow Amount and the Adjustment Escrow Amount, which amounts shall be deposited with and held in segregated accounts by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of any required payment to Parent pursuant to Section 3.8 and the indemnification of Parent pursuant to ARTICLE X, respectively.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Estimated Indebtedness” has the meaning set forth in Section 3.8(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.8(a).

“Estimated Statement” has the meaning set forth in Section 3.8(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.8(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Representatives” has the meaning set forth in Section 4.12(c).

“Expense Reserve” has the meaning set forth in Section 2.8.

“Final Escrow Release Date” has the meaning set forth in Section 3.7(d).

“Final Merger Consideration” has the meaning set forth in Section 3.8(d).

“Financial Statements” has the meaning set forth in Section 4.7.

“First Escrow Release Date” has the meaning set forth in Section 3.7(b).

“Fully Diluted Share Number” means the sum of (i) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than the shares of Common Stock which are to be cancelled and retired in accordance with Section 3.1(b)), plus (ii) the aggregate number of shares of issuable upon the exercise in full of all Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time.  For the avoidance of doubt, clause (i) shall include all shares of Common Stock underlying any Restricted Stock Award outstanding at the Effective Time (determined in accordance with Section 3.4(a)).

“Fundamental Representations” means (i) with respect to the Company, Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authorization), Section 4.6 (Capitalization; Subsidiaries), and Section 4.21 (Brokers) and (ii) with respect to Parent, Section 5.2 (Authorization) and Section 5.6 (Brokers).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“GECC Lease” means the Master Lease Agreement, dated as of September 30, 2004, among NES Rentals Holdings, Inc., National Equipment Services, Inc., NES Equipment Services Corporation, NES Real Estate Management, Inc., NES Management Services, LLC and General Electric Capital Corporation, as amended or supplemented from time to time.

“Governmental Antitrust Authority” has the meaning set forth in Section 6.4(d)(ii).

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity (including an arbitral body) established to perform any of such functions.

“Hazardous Substance” means any substance or material: (i) the Release or presence of which requires investigation or Remediation; (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous to humans, animals or the environment; (iii) the presence of which causes a nuisance, trespass or other tortious condition; or (iv) the presence of which poses a hazard to the health or safety of Persons; or (v) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs), toxic mold or asbestos.

“Holdings” means NES Rentals Holdings, Inc., a Delaware corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) all indebtedness of the Company and its Subsidiaries for borrowed money and any such obligations evidenced by credit facilities, notes, bonds, debentures or similar debt instruments; (ii) all Liabilities for installment purchases (or the deferred purchase price) of property and all indebtedness secured by any mortgage, pledge, security interest, lien, pledge, security interest, charge or other encumbrance on assets of the Company or its Subsidiaries (excluding, for the avoidance of doubt, in the case of clauses (i) and (ii), trade payables and accrued operating expenses incurred in the ordinary course and not more than 60 days overdue); (iii) all obligations under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are require to be classified and accounted for under GAAP as capital leases, (iv) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (vi) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (vii) all accrued but unpaid interest (or interest equivalent) to the date of determination, and/or any interest required to be paid in connection with any redemption, prepayment, termination or cancellation related to any items of indebtedness or obligations referred to in clauses (i) through (vi); and (viii) obligations of the Company or any of its Subsidiaries with respect to any indebtedness or obligations described in clauses (i) through (vii) above that the Company or any of its Subsidiaries has guaranteed or that is otherwise the legal liability of the Company or any of its Subsidiaries; and (ix) all fees, expenses, prepayment penalties, premiums and other amounts payable in connection with any redemption, prepayment, cancellation or termination of any item described in clauses (i) through (viii).

“Indemnified Party” has the meaning set forth in Section 10.4(b).

“Indemnitor” has the meaning set forth in Section 10.4(b).

“Indemnity Escrow Amount” means an amount in cash equal to $50,000,000, together with any interest or other earnings thereon, which amounts shall be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of any required payment to the Parent pursuant to the indemnification obligations of the Stockholders and Optionholders pursuant to ARTICLE X.

“Indenture” means the indenture, dated as of April 1, 2013, among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended and supplemented from time to time.

“Intellectual Property Rights”  means any and all intellectual property rights in any jurisdiction throughout the world, including in any of the following:  (i) issued patents (including design patents) and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuation-in-part, divisions, reissues, re-examinations, substitutions and extensions thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), Internet domain names and other similar identifiers of origin, in each case, whether or not registered, and including any and all common law rights thereto, registrations and applications for registration thereof and all goodwill associated therewith; (iii) published and unpublished works of authorship whether or not copyrightable, including computer software programs, applications, databases and other compilations of information, in each case, whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including all extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations thereof; (iv)  trade secrets, including any trade secrets or similar rights under applicable Laws in any information, including inventions, discoveries and invention disclosures (whether or not patented), formulae, know-how, confidential or proprietary information, methods, processes, protocols, specifications, patterns, techniques, research in progress, algorithms, data, designs, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, testing procedures and testing results, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing) (collectively, “Trade Secrets”); and (v) any and all other intellectual property rights under applicable Laws or international treaties or conventions.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation owned or used by the Company or any of its Subsidiaries.

“Knowledge” means, with respect to any Person, actual knowledge (and shall in no event encompass constructive, imputed, or similar concepts of knowledge) after due inquiry reasonable under the circumstances; provided that (i) in the case of the Company, such knowledge shall be limited to the Knowledge of Andrew P. Studdert, Michael D. Milligan, Christopher D. Bowers, Richard Juster, William L. Doucette, Lawrence (Don) Irwin and Ananda Rakhit and (ii) in the case of Parent, such knowledge shall be limited to the Knowledge of Michael J. Kneeland, William B. Plummer, Matthew J. Flannery and Jeffrey J. Fenton.

“Latest Balance Sheet” has the meaning set forth in Section 4.7(a)(ii).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.7(a)(ii).

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Authority.

“Lease” has the meaning set forth in Section 4.19(a).

“Leased Real Property” has the meaning set forth in Section 4.19(a).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Liabilities” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, known or unknown, determined, or determinable and whether or not the same would be required by GAAP to be reflected in audited financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, pledge, security interest, license, encumbrance, lien, charge or other restriction of any kind.

“Losses” has the meaning set forth in Section 10.2(a).

“Management” means, with respect to Hazardous Substances, the use, possession, distribution, processing, manufacturing, generation, treatment, storage, recycling, transportation, Release, Remediation or disposal of such Hazardous Substance.

“Material Adverse Effect” means any change, event, effect, development, state of facts, condition, occurrence or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than (x) any such change, event, effect, development, state of facts, condition, occurrence or circumstance to the extent resulting from (A) any changes after the date of this Agreement in general economic, or financial, credit, capital or banking markets or conditions (including any disruption thereof), (B) any changes after the date of this Agreement in interest, currency or exchange rates or the price of any security, commodity or market index, (C) any changes in the conditions generally affecting the industries in which the Company and its Subsidiaries operate, (D) any changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or the interpretation or enforcement thereof, (E) any decrease of the ratings or the ratings outlook (including being placed under critical observation) for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease (it being understood, however, that the exception in this clause (E) shall not apply to the underlying causes giving rise to or contributing to any such decrease or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred), (F) any change resulting from the announcement or other publicity of this Agreement, including any loss of, or adverse change in, the relationship of the Company and/or its Subsidiaries with any persons with whom they transact business, (G) any outbreak, escalation or occurrence after the date of this Agreement of major hostilities in which the United States is involved or any acts of terrorism within the United States or directed against its facilities or citizens wherever located, (H) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (I) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement or (J) any actions taken, or not taken, by the Company or any of its Subsidiaries with the consent or waiver of Purchaser; provided, however, that the foregoing clauses (A), (B), (C) and (D), shall not apply to the extent that any such change, effect, event, development, state of facts, condition, occurrence or circumstance disproportionately affects the Company and/or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries participate (but only to the extent of such disproportionality), or (y) any failure, in and of itself, of the Company to meet any internal or analyst projections, forecasts or estimates of revenue or earnings (it being understood, however, that the exception in this clause (y) shall not apply to the underlying causes giving rise to or contributing to any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred).

“Material Lease” has the meaning set forth in Section 4.19(a).

“Material Leased Real Property” has the meaning set forth in Section 4.19(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means the Closing Merger Consideration, together with the Additional Merger Consideration (if any) that the Stockholders and the Optionholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, the Escrow Agreement and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Plans” has the meaning set forth in Section 6.6(b).

“Mini-Basket” has the meaning set forth in Section 10.2(c)(i).

“Net Working Capital” means (i) current assets (excluding Cash and deferred Tax assets, but including, for the avoidance of doubt, current Tax deposits and refunds receivable) of the Company and its Subsidiaries as of the Accounting Cut-Off Date, minus (ii) current liabilities (excluding Indebtedness, deferred Tax liabilities and Transaction Expenses, but including, for the avoidance of doubt, current Taxes payable) of the Company and its Subsidiaries as of the Accounting Cut-Off Date.  Notwithstanding anything to the contrary contained herein, “Net

Working Capital” shall (A) include current income Tax assets and liabilities and (B) exclude (i) any amounts taken into account in the calculation of closing Cash,  the amount necessary to repay any Indebtedness, or Transaction Expenses, (ii) all deferred financing costs, (iii) any interest rate, currency, commodity or financial markets swap, forward contract or other hedging arrangement and (iv) deferred Tax assets and liabilities.  For purposes of this definition, “current income Tax assets and liabilities” means current income Tax liabilities (or income Tax refunds receivable) of the Company and its Subsidiaries for a Tax period (or portion thereof) ending on the Accounting Cut-Off Date for which Tax returns have yet to be filed taking into account any estimated payments made for such periods, determined in accordance with the past practice of the Company and its Subsidiaries and, for the avoidance of doubt, will not include (i) any contingent Tax liabilities, including any Tax liabilities accrued or (ii) any deferred Tax assets and deferred Tax liabilities.  An illustrative example of the Net Working Capital is attached hereto as Schedule 1.1(c).

“Notice of Redemption” has the meaning set forth in Section 6.9.

“Notice Period” has the meaning set forth in Section 10.5(a).

“Objections Statement” has the meaning set forth in Section 3.9(a).

“Option Plan” means the NES Rentals Holdings II, Inc. 2006 Stock Incentive Plan.

“Optionholders” means the holders of Company Options outstanding immediately prior to the Effective Time.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 4.18.

“Parachute Payment” has the meaning set forth in Section 6.6(e).

“Parent” has the meaning set forth in the preamble.

“Parent Indemnified Party” has the meaning set forth in Section 10.2(a).

“Parties or Party” have the meanings set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Per Share Merger Consideration” means (i) the Closing Merger Consideration divided by (ii) the Fully Diluted Share Number.

“Permitted Liens” means the following:  (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to Owned Real Property and Leased Real Property which are not delinquent or which are being contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP and liens securing the same; (ii) mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not yet delinquent for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Financial Statements; (iii) zoning, building codes and other land use laws regulating the use or occupancy of such Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Owned Real Property or Leased Real Property; (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to such Owned Real Property or Leased Real Property and other title defects including, without limitation, any matters or exceptions that would be disclosed by current title commitments, title reports, title searches, other comparable land record searches and/or current surveys, which do not materially impair the use or occupancy of such Owned Real Property or Leased Real Property for the purposes for which it is currently used; and (v) any Liens incurred pursuant to the Credit Facility, the GECC Lease, the Senior Notes or the Wells Lease.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Preliminary Statement” has the meaning set forth in Section 3.9(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Statement” has the meaning set forth in Section 3.8(a).

“Prior Company Counsel” has the meaning set forth in Section 12.14.

“Prohibited Defenses” has the meaning set forth in Section 12.18.

“Pro Rata Share” means, with respect to any Stockholder or Optionholder, such Person’s ownership interest in the Company immediately prior to the Effective Time, obtained by dividing (i) the total number of shares of Common Stock held by such Person immediately prior to the Effective Time, plus the number of shares of Common Stock issuable upon exercise of all Company Options held by such Person immediately prior to the Effective Time by (ii) the Fully Diluted Share Number.

“Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22), but not subject to the exceptions in Subsection (A) of 42 U.S.C. 9601(22).

“Released Parties” has the meaning set forth in Section 12.16.

“Releasing Parties” has the meaning set forth in Section 12.16.

“Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Authorities pursuant to 42 U.S.C. § 6924.

“Rental Capital Expenditures” means the total cost of any items of Rental Equipment purchased by the Company from and after January 1, 2017.

“Rental Equipment” means any new and/or used equipment and accessories owned or purchased and not yet delivered that the Company holds or intends to hold for rent in connection with the operation of its business.

“Rental Fleet Sales” means the aggregate amount of proceeds (determined at the time of receipt) from all sales of Rental Equipment by the Company from and after January 1, 2017.

“Restricted Stock Award” has the meaning set forth in Section 3.1(d).

“Second Escrow Release Date” has the meaning set forth in Section 3.7(c).

“Section 262” has the meaning set forth in Section 3.3.

“Seller Pre-Closing Communications” has the meaning set forth in Section 12.14(c).

“Seller Privileged Materials” has the meaning set forth in Section 12.14(c).

“Senior Notes” means the Company’s 7.875% Second Lien Senior Secured Notes due 2018.

“Senior Notes Redemption Amount” means the amount in cash required, pursuant to the Indenture, to be deposited with the trustee under the Indenture on or prior to the Closing Date in order to provide for (A) the redemption of all outstanding Senior Notes on the Closing Date or (B) the satisfaction and discharge of the Indenture on the Closing Date, in each case following issuance of a Notice of Redemption on or prior to the Closing Date in accordance with Section 6.9.  For the avoidance of doubt, the Senior Notes Redemption Amount shall be equal to an amount sufficient to pay the applicable redemption price for all outstanding Senior Notes (as determined in accordance with the Indenture) on the redemption date specified in the Notice of Redemption, plus accrued and unpaid interest thereon, if any, to but not including the redemption date specified in the Notice of Redemption.

“Stockholder” means a holder of record of the outstanding shares of common stock, par value $.01 per share, of the Company immediately prior to the Effective Time.

“Stockholder Approval” has the meaning set forth in Section 4.4.

“Stockholder Consents” has the meaning set forth in the recitals.

“Stockholder Indemnified Party” has the meaning set forth in Section 10.3(a).

“Stockholders’ Taxes” means any and all Taxes, other than any Taxes included in the calculation of Net Working Capital (in each case, without duplication) (a) imposed on or with respect to the Company or its Subsidiaries, or for which the Company or its Subsidiaries may otherwise be liable, for any Pre-Closing Tax Period, (b) of any other Person for which the Company or any of its Subsidiaries is or has been liable as a transferee or successor, (c) any Taxes resulting from or arising out of any breach of or inaccuracy in any of the representations and warranties contained in Section 4.10 (a) through (l) (disregarding, solely for purposes of determining the amount of Taxes, any limitation as to materiality contained in such representation or warranty), (d) any obligation or other liability of the Company or its Subsidiaries to indemnify any other Person in respect of or relating to Taxes or for any amounts calculated by reference to Taxes or to pay an amount pursuant to any Tax sharing or Tax allocation agreement entered into prior to the Closing Date other than contracts or Leases entered into in the ordinary course of business, (e) any Taxes attributable to or resulting from any breach of or any failure by the Company or its Subsidiaries to perform any covenant or obligation contained in Section 6.2(o); (f) any Taxes attributable to or resulting from any breach of or any failure by the Stockholders to perform any covenant or obligation contained in ARTICLE IX, and (g) any Taxes of the Stockholders, Optionholders, or any other direct or indirect beneficial owner of the Company, for any taxable period.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital Amount” means (i) $29,660,000 if the Closing occurs on or prior to April 29, 2017 or (ii) as set forth in Schedule 1.1(c) for any Closing occurring thereafter.

“Tax” means federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added,

excise, occupation, windfall profits, customs, stamp, duties, real property, personal property, capital stock, social security (or similar), unemployment, payroll, employee, withholding, or other taxes, including interest, penalties or additions to tax imposed in respect of the foregoing.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) required to be filed with a Tax authority in connection with the determination, assessment or collection of any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Person Claim” has the meaning set forth in Section 10.5(a).

“Third Person Claim Notice” has the meaning set forth in Section 10.5(a).

“Transaction Expenses” means except to the extent included in Indebtedness, all fees, costs and expenses payable by the Company, any Subsidiary thereof and/or the Stockholder Representative (and/or any of their respective Affiliates) as of the Accounting Cut-Off Date in connection with the transactions contemplated by this Agreement and the other Merger Documents, including (i) any of the foregoing that are payable in connection with the negotiation, documentation and execution of this Agreement and the other Merger Documents or the consummation of the transactions contemplated hereby or thereby (including any of the foregoing payable to counsel, investment bankers or other representatives or advisors of the Company, any Subsidiary thereof and/or the Stockholder Representative (and/or any of their respective Affiliates), in each case to the extent unpaid as of the Accounting Cut-Off Date), (ii) any severance payments made to any employees who are terminated by the Company or any of its Subsidiaries prior to the Effective Time, to the extent unpaid as of the Effective Time, (iii) all bonuses, success, retention gross-ups or similar payments which vest or are payable to any current or former employees (but specifically excluding the Closing Option Consideration), directors or officers of the Company as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement and (iv) the employer’s portion of any applicable payroll Taxes with respect to the payment of the Cancelled Company Options pursuant to Section 3.4 of this Agreement; provided, however, that Transaction Expenses shall not include any severance payments made to employees who are terminated after the Effective Time, or any fees, costs and expenses payable by Parent or the Merger Sub or any of their respective Affiliates pursuant to the terms of this Agreement (or any financing related to the Merger), including the purchase of the D&O Insurance, all filing fees under the HSR Act and other Antitrust Laws and all other Laws or regulations.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, titling and retitling, escrow and other similar Taxes and fees, including any real property or leasehold interest transfer Tax and any similar Tax incurred in connection with this Agreement and the transactions contemplated hereby.

“United States” means the United States of America.

“URI” has the meaning set forth in Section 6.1(b).

“Valuation Firm” has the meaning set forth in Section 3.9(a).

“Wells Lease” means the Master Lease Agreement, dated as of August 1, 2016, among NES Rentals Holdings, Inc., National Equipment Services, Inc., NES Equipment Services Corporation, NES IT Services, Inc., NES Real Estate Management, Inc., NES Management Services, LLC, and Wells Fargo Equipment Finance, Inc., as amended or supplemented from time to time.

Section 1.2                                   Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE II
THE MERGER

Section 2.1                                   The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Merger Sub shall thereupon cease in accordance with the provisions of the DGCL.  The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL.  From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2                                   Certificate of Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL, and, as promptly as practicable on or after the Closing Date, the parties shall make all other filings or recordings required under the DGCL.  The Merger shall become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or as of such subsequent time or date as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time and date at which the Merger becomes effective being the “Effective Time”).

Section 2.3                                   Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL, including Section 259 thereof.  Without limiting the generality of the foregoing, and subject thereto, as of the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4                                   Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended effective as of the Effective Time so as to read in its entirety in the form set forth in Exhibit B hereto, until thereafter amended as provided by applicable law.

Section 2.5                                   By-laws.  The by-laws of the Surviving Corporation shall be amended effective as of the Effective Time so as to read in its entirely in the form set forth in Exhibit C hereto, until amended in accordance with applicable law.

Section 2.6                                   Officers.  The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.7                                   Directors.  The Parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation as of the Effective Time and will serve until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.8                                   Expense Reserve.  A portion of the proceeds otherwise to be received by the Stockholders pursuant to ARTICLE III in an amount equal to $10,000,000 (such initial deposit, as it may be increased or decreased at any time in accordance with this Agreement, the “Expense Reserve”) shall be delivered by or on behalf of Parent to the Stockholder Representative at the Closing, on behalf of the Stockholders, by wire transfer of immediately available funds to a segregated account designated by the Stockholder Representative (which account shall be used only to hold the Expense Reserve and to pay any fees, costs and expenses of the Stockholder Representative payable out of the Expense Reserve pursuant to the terms of this Agreement).  The portion of the Expense Reserve delivered to, and held by, the Stockholder Representative on behalf of each such Stockholder shall be determined based on each such Stockholder’s Pro Rata Share.  The Stockholder Representative is entitled to pay on behalf of the Stockholders, and to the extent paid by the Stockholder Representative from its own funds, obtain reimbursement for, any reasonable out-of-pocket fees, costs and expenses incurred by the Stockholder Representative in the performance of its duties hereunder from the Expense Reserve, and the Stockholder Representative shall not use any portion of the Expense Reserve for any other purpose.  For all purposes of this Agreement, any and all amounts paid by or on behalf of Parent to the Stockholder Representative pursuant to this Section 2.8 or otherwise in respect of the Expense Reserve shall be deemed to have been paid to the Stockholders and the

Optionholders and in no event shall the Purchaser have any further obligation or liability to any Stockholder or Optionholder in respect thereof.

ARTICLE III
PER SHARE MERGER CONSIDERATION; EFFECT ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

Section 3.1                                   Effect on Capital Stock.

(a)                                 Conversion of Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by any of the Subsidiaries or by Parent and (ii) Dissenting Shares (as defined in Section 3.3)) shall be converted into the right to receive, subject to the terms of this Agreement, the Per Share Merger Consideration, payable in cash to the holder thereof, without interest thereon, together with any amounts that may become payable in respect of such shares from the Escrow Fund as provided in Section 3.7 and the Escrow Agreement, any amounts that may become payable in respect of the post-closing adjustment as provided in Section 3.9(b), and any amounts received by Parent or its Affiliates on or after the Closing with respect to the BP Claims, at the respective times and subject to the contingencies specified herein (the “Additional Merger Consideration”), upon surrender of the Certificate formerly representing such share, all in accordance with Section 3.2.

(b)                                 Treasury Shares.  Each share of Common Stock held in the treasury of the Company or by any Subsidiary or by Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(c)                                  Merger Sub Shares.  As of the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Merger Sub, be converted into one share of the corresponding class of capital stock of the Surviving Corporation.

(d)                                 Restricted Stock Awards.  At the Effective Time, each outstanding award of restricted stock (including any performance-based restricted stock awards) in respect of shares of Common Stock granted under the Option Plan or otherwise (each, a “Restricted Stock Award”) shall fully vest (to the extent unvested), all time-based restrictions shall lapse and all performance-based vesting conditions will be deemed to have been satisfied in full.  Upon such vesting, each share of Common Stock underlying each Restricted Stock Award shall be treated as Common Stock for all purposes of this Agreement, with any applicable taxes withheld in accordance with Section 3.10.

(e)                                  Holders of Certificates.  From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the Per Share Merger Consideration, without interest, with respect to each of the shares represented thereby.

Section 3.2                                   Exchange of Certificates.

(a)         Paying Agent; Exchange Procedures.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, in trust with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay all sums to be paid pursuant to Section 3.1, and to make the appropriate cash payments, if any, to holders of Common Stock which cease to be Dissenting Shares pursuant to Section 3.3 hereof (such amounts being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as directed by Parent (any interest or other income resulting from such investment shall be paid to Parent), but only in obligations of or guaranteed by the United States or obligations of an agency of the United States which are backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission or otherwise); provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to Stockholders, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the Stockholders in the amount of any such losses. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or otherwise deliver to each record holder of Certificates a form of letter of transmittal (the “Letter of Transmittal”) for return to the Paying Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form as Parent shall reasonably specify) and instructions for use in effecting the surrender of the Certificates and payment therefor.  Upon surrender to the Paying Agent of any Certificates, together with such duly executed Letter of Transmittal, the holder of each such Certificate shall receive promptly from the Paying Agent in exchange therefor, the applicable consideration set forth in Section 3.1 and each such Certificate so surrendered shall be canceled.  If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  All cash paid upon surrender of the Certificates in accordance with this Section 3.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented thereby.

(b)                                 Lost Certificates.  In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to the Surviving Corporation, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration in respect thereof in the manner set forth in Section 3.1; provided, however, that the Surviving Corporation or the Paying Agent may require the delivery of a satisfactory indemnity.

(c)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  If Certificates are not surrendered prior to the date that is 180 days after the Effective Time, unclaimed amounts (including interest thereon) of the Per Share Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest.  Notwithstanding the foregoing, any Stockholders who have not theretofore complied with the provisions of this Section 3.2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.  Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by the law, none of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)                                 Transfers.  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration as provided for, and in accordance with, the provisions of this Section 3.2 and any post-closing adjustment as provided in Section 3.9(b).

Section 3.3                                   Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the consideration payable as provided in Section 3.2(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  As of the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease to exist and such Dissenting Shares shall be converted as of the Effective Time into, and shall have become, the right to receive the

Per Share Merger Consideration as provided in Section 3.2(a).  The Company shall give Parent prompt notice of its receipt of any demands for appraisal of any shares of Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL, and Parent shall have the right to participate in and, subject to applicable law, direct all negotiations and proceedings with respect to such demands.  None of the Company and its Subsidiaries shall, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.4                                                           Stock Options.

(a)                                 At Closing.

(i)                                     Cancellation of Company Options at Closing.  Prior to the Closing, the Company shall take or cause to be taken any and all actions reasonably necessary to cause all Company Options outstanding immediately prior to the Effective Time (based on actual performance measured at the time of Closing, or such other amount as required by the Option Plan or applicable award agreement), whether vested or unvested, to be cancelled and terminated as of the Effective Time (each such cancelled and terminated Company Option, a “Cancelled Company Option”).

(ii)                                  Calculation of Closing Payment. Pursuant to the cancellation and termination of each Cancelled Company Option, each Optionholder shall be entitled to receive, with respect to each such Cancelled Company Option, an amount in cash equal to the excess (if any) of (A) the Per Share Merger Consideration over (B) the applicable exercise price per share of Common Stock issuable under such Cancelled Company Option (the “Closing Option Consideration”), together with such Optionholder’s Pro Rata Share of any Additional Merger Consideration that may become payable in accordance with the terms of this Agreement, in each case less applicable taxes withheld in accordance with Section 3.10.

(iii)                               Payment for Company Stock Options. All payments to which an Optionholder is entitled pursuant to clause (a)(ii) above shall be made (without interest) by or on behalf of the Company to such Optionholder no later than the next practicable payroll payment date, but in no event later than the second payroll payment date, after the Closing Date.

(b)                                 Termination of Company Option Plan. Prior to the Closing, the Company will take all actions necessary under the Option Plan to effectuate the treatment of the Restricted Stock Awards pursuant to Section 3.1(d) and the Company Options pursuant to Section 3.4(a) and terminate the Option Plan effective at or prior to the Effective Time, including, without limitation, obtaining any necessary consents from the holder of a Company Option or Restricted Stock Award.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Common Stock to any Person pursuant to or in settlement of Restricted Stock Awards or Company Options after the Effective Time.

Section 3.5                                   Repayment of Company Indebtedness.  On the Closing Date, subject to (x) compliance by the Company with its obligations under Section 6.2 and Section 6.9 and (y) delivery by the Company to Parent and Merger Sub at least three Business Days prior to the Closing Date of an executed pay-off letter in form and substance reasonably acceptable to Parent and such other information as may be reasonably required to determine amounts required to pay off, discharge and terminate the outstanding indebtedness of the Company (or, in the case of any letters of credit then outstanding under the Credit Facility, cash collateralize or terminate such letters of credit or provide backstop letters of credit, or make other arrangements satisfactory to the issuer of such letters of credit) that becomes due and payable as a result of the Merger, which indebtedness is listed on Schedule 3.5, Parent and Merger Sub shall, or shall cause, all outstanding indebtedness of the Company listed on Schedule 3.5 to be paid off, satisfied and discharged, defeased and/or terminated (or, in the case of any letters of credit then outstanding under the Credit Facility, cash collateralize or terminate such letters of credit or provide backstop letters of credit, or make other arrangements satisfactory to the issuer of such letters of credit).

Section 3.6                                   Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Jenner & Block LLP, 353 N. Clark Street, Chicago, Illinois 60654, at 10:00 A.M. on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms cannot be satisfied until the Closing), or on such other date and time as the Company and Parent shall mutually agree in writing.  The date on which the Closing actually occurs is herein called the “Closing Date”.

Section 3.7                                   Escrow Fund.

(a)                                 At the Closing, Parent, the Stockholder Representative and the Escrow Agent shall enter into an escrow agreement on terms that are mutually agreeable to Parent, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”).  In accordance with the Escrow Agreement, Parent shall withhold from each Stockholder and Optionholder its Pro Rata Share of the Escrow Amount and, at the Closing, shall deposit or cause to be deposited the Escrow Amount with the Escrow Agent.

(b)                                 Upon the expiration of the date that is 12 months following the Closing Date (the “First Escrow Release Date”), the funds remaining in the Escrow Fund in excess of $25,000,000 as of such date shall be released to the Stockholder Representative for payment to the Stockholders and the Optionholders of their respective Pro Rata Shares, no later than three (3) Business Days following the First Escrow Release Date; provided, that if there are any claims under ARTICLE X that are pending on the First Escrow Release Date for which the remaining funds would not be sufficient, the applicable portion of the Indemnity Escrow Amount that is subject to any claims shall be held back and not be released or paid to Parent or the Stockholder Representative (on behalf of the Stockholders and the Optionholders) until such applicable claims are finally resolved and satisfied, and upon resolution of such claims, the applicable portion of the Indemnity Escrow Amount that is not subject to any such claims shall be released to the Stockholders and Optionholders in accordance with this Section 3.7(b).

(c)                                  Upon the expiration of the date that is 24 months following the Closing Date (the “Second Escrow Release Date”), the funds remaining in the Escrow Fund in excess of $5,000,000 as of such date shall be released to the Stockholder Representative for payment to the Stockholders and the Optionholders of their respective Pro Rata Shares, no later than three (3) Business Days following the Second Escrow Release Date; provided, that if there are any claims under ARTICLE X that are pending on the Second Escrow Release Date for which the remaining funds would not be sufficient, the applicable portion of the Indemnity Escrow Amount that is subject to any claims shall be held back and not be released or paid to Parent or the Stockholder Representative (on behalf of the Stockholders and the Optionholders) until such applicable claims are finally resolved and satisfied, and upon resolution of such claims, the applicable portion of the Indemnity Escrow Amount that is not subject to any such claims shall be released to the Stockholders and Optionholders in accordance with this Section 3.7(c).

(d)                                 Upon the expiration of the date that is 36 months following the Closing Date (the “Final Escrow Release Date”), the funds remaining in the Escrow Fund as of such date shall be released to the Stockholder Representative for payment to the Stockholders and the Optionholders of their respective Pro Rata Shares, no later than three (3) Business Days following the Final Escrow Release Date; provided, that if there are any claims under ARTICLE X that are pending on the Final Escrow Release Date for which the remaining funds would not be sufficient, the applicable portion of the Indemnity Escrow Amount that is subject to any claims shall be held back and not be released or paid to Parent or the Stockholder Representative (on behalf of the Stockholders and the Optionholders) until such applicable claims are finally resolved and satisfied, and upon resolution of such claims, the applicable portion of the Indemnity Escrow Amount that is not subject to any such claims shall be released to the Stockholders and Optionholders in accordance with this Section 3.7(d).

Section 3.8                                   Calculation of Merger Consideration.

(a)                                 At least three (3) Business Days prior to the Closing Date, the Stockholder Representative shall prepare and deliver to Parent a written statement the “Pre-Closing Statement”) containing its good faith calculation of its estimate of (i) Cash (the “Estimated Cash”), (ii) Indebtedness, other than the Senior Notes Redemption Amount (the “Estimated Indebtedness”), (iii) Net Working Capital (the “Estimated Net Working Capital Amount”), (iv) Transaction Expenses (the “Estimated Transaction Expenses”), (v) the Senior Notes Redemption Amount, (vi) the Rental Fleet Sales (the “Estimated Rental Fleet Sales”) and (vii) the Rental Capital Expenditures (the “Estimated Rental Capital Expenditures”).

(b)                                 The Pre-Closing Statement will be prepared, and Estimated Cash, Estimated Indebtedness (other than the Senior Notes Redemption Amount), Estimated Net Working Capital, Estimated Rental Fleet Sales, the Estimated Rental Capital Expenditures, the Senior Notes Redemption Amount and Estimated Transaction Expenses will be determined, on a consolidated basis, in accordance with the terms of Section 3.9 regarding the preparation of the Preliminary Statement (as defined below).

(c)                                  For purposes of this Agreement, the term “Closing Merger Consideration” means (i) $965,000,000 (the “Base Consideration”), minus (ii) the amount of the Estimated

Indebtedness (other than the Senior Notes Redemption Amount), plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (v) the amount of Estimated Cash if the amount of Estimated Cash is positive, minus (vi) the amount by which zero (0) exceeds the amount of Estimated Cash if the amount of Estimated Cash is negative, minus (vii) the amount by which the Estimated Rental Fleet Sales exceeds the relevant Rental Fleet Sales set forth on Schedule 1.1(a), minus (viii) the amount by which the Estimated Rental Capital Expenditures are below the relevant amount of Rental Capital Expenditures set forth on Schedule 1.1(b), plus (ix) the amount by which the Estimated Rental Capital Expenditures exceeds the relevant amount of Rental Capital Expenditures set forth on Schedule 1.1(b) (provided, that, in no event shall the amount set forth in this subclause (ix) exceed $15,000,000), minus (x) the amount of the Estimated Transaction Expenses, plus (xi) the aggregate exercise price of the Cancelled Company Options that are outstanding immediately prior to the Effective Time, minus (xii) the Escrow Amount, minus (xiii) the Expense Reserve, and minus (xiv) the Senior Notes Redemption Amount.

(d)                                 For purposes of this Agreement, the term “Final Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness (other than the Senior Notes Redemption Amount) as finally determined pursuant to Section 3.9, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 3.9 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital as finally determined pursuant to Section 3.9, plus (v) the amount of Cash as finally determined pursuant to Section 3.9 if such amount of Cash is positive, minus (vi) the amount by which zero (0) exceeds the amount of Cash as finally determined pursuant to Section 3.9 if such amount of Cash is negative, minus (vii) the amount by which the Rental Fleet Sales as finally determined pursuant to Section 3.9 exceeds the relevant amount of Rental Fleet Sales set forth in Schedule 1.1(a), minus (viii) the amount by which the Rental Capital Expenditures as finally determined pursuant to Section 3.9 are below the relevant amount of Rental Capital Expenditures set forth in Schedule 1.1(b), plus (ix) the amount by which the Rental Capital Expenditures as finally determined pursuant to Section 3.9 exceeds the relevant amount of Rental Capital Expenditures set forth on Schedule 1.1(b) (provided, that, in no event shall the amount set forth in this subclause (ix) exceed $15,000,000), minus (x) the amount of Transaction Expenses as finally determined pursuant to Section 3.9, plus (xi) the aggregate exercise price of the Cancelled Company Options that are outstanding immediately prior to the Effective Time, minus (xii) the Escrow Amount, minus (xiii) the Expense Reserve and minus (xiv) the Senior Notes Redemption Amount.

Section 3.9                                   Merger Consideration Adjustment.

(a)                                 Final Closing Balance Sheet Calculation.  As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent will deliver to the Stockholder Representative unaudited consolidated balance sheets of the Company and its Subsidiaries as of the Accounting Cut-Off Date (the “Closing Balance Sheets”) and a statement showing the calculation of Cash, Indebtedness (other than the Senior Notes Redemption Amount), Net Working Capital, the Senior Notes Redemption Amount, Rental Fleet Sales and Rental Capital

Expenditures, derived from the Closing Balance Sheets and the Transaction Expenses (together with the Closing Balance Sheets, the “Preliminary Statement”).  The Preliminary Statement shall be prepared in accordance with (i) GAAP; and (ii) to the extent not inconsistent with clause (i), the accounting methods, policies, categorizations, definitions, principles, assets recognition bases, practices, techniques and procedures (including in respect of management’s exercise of judgment) adopted in connection with the Latest Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.  The Parties agree that the purpose of preparing the Closing Balance Sheets and determining Cash, Indebtedness, Net Working Capital, Rental Fleet Sales and Rental Capital Expenditures and the related merger consideration adjustment contemplated by this Section 3.9 is to measure, as of the Closing Date, (i) the amount of Cash and Indebtedness,  (ii) changes in Net Working Capital against the Target Net Working Capital Amount and (iii) the Rental Fleet Sales and Rental Capital Expenditures, and such processes (A) are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheets or determining Cash, Indebtedness, Net Working Capital,  Rental Fleet Sales or Rental Capital Expenditures,  or of any financing or refinancing arrangements entered into at any time by Parent or any other transaction entered into by Parent in connection with the consummation of the transactions contemplated by this Agreement and any of the plans, transactions, funding, payments or changes which Parent initiates or makes or causes to be initiated or made after the Closing with respect to the Surviving Corporation and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities, and (B) do not reflect, directly or indirectly, any additional or increased reserve or accrual that is not reflected in the Financial Statements.  The Stockholder Representative and its accountants and other representatives shall be permitted reasonable access during normal business hours upon reasonable advance notice to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated hereby.  If Parent fails to timely prepare and deliver the Closing Statement, then, at the election of the Stockholder Representative, the Closing Merger Consideration shall be final and binding upon and not appealable or subject to further review by the Parties.  The Stockholder Representative and its accountants and other representatives may make reasonable inquires of Parent, the Surviving Corporation and their respective accountants regarding questions or disagreements concerning the Preliminary Statement, and Parent shall use its, and shall cause the Surviving Corporation and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to reasonably cooperate with and respond to such inquiries.  At the request of the Stockholder Representative, the Surviving Corporation shall permit any person who is employed by the Surviving Corporation or its Affiliates after the Closing to advise and assist the Stockholder Representative in its review of the Preliminary Statement and any objections or disputes with respect thereto.  If the Stockholder Representative has any objections to the Preliminary Statement, the Stockholder Representative shall deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”).  If an Objections Statement is not delivered to Parent within forty-five (45) days after delivery of the Preliminary Statement to the Stockholder Representative, the Preliminary Statement shall be final, binding and non appealable by the Parties hereto provided that the Stockholder Representative has had at least ten (10) days to review any papers or documents reasonably requested by the Stockholder Representative or its representatives during the forty-five (45) day review period; provided, further, that in the event that Parent does not, or does not cause the Surviving Corporation or any of its Subsidiaries to, make available to the Stockholder Representative and its representatives documents, information or personnel pursuant to this Section 3.9(a) within five (5) days of a reasonable request therefor (or such shorter period as may remain in the review period), the review period shall be extended by one (1) day for each additional day required for Parent, the Surviving Corporation and its Subsidiaries, as applicable, to fully respond to such request.  If an Objections Statement is timely delivered, the Stockholder Representative and Parent shall negotiate in good faith to resolve any such objections set forth therein, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Stockholder Representative and Parent shall engage a nationally recognized certified public accounting firm as shall be mutually agreed upon by Parent and the Stockholder Representative (the “Valuation Firm”) and submit such dispute to the Valuation Firm.  Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute.  The Valuation Firm shall make a final determination only of any objections contained in the Objections Statement relating to the calculation of Cash, Indebtedness, Net Working Capital, Rental Fleet Sales, Rental Capital Expenditures and Transaction Expenses (it being understood and agreed that all other items which are not the subject of objections in the Objections Statement shall be final, binding and non-appealable by the Parties hereto), and the resulting Final Merger Consideration calculated with reference to such amounts to the extent such amounts are in dispute, in each case in accordance with the guidelines and procedures set forth in this Agreement.  The Parties will cooperate with the Valuation Firm during the term of its engagement.  If an Objections Statement is delivered to the Valuation Firm for resolution, the determination of any objections relating to the calculation of Cash, Indebtedness, Net Working Capital, Rental Fleet Sales, Rental Capital Expenditures and Transaction Expenses, and the resulting Final Merger Consideration calculated with reference thereto, shall become final and binding on the Parties on the date the Valuation Firm delivers its final resolution in writing to the Parties (absent manifest error or fraud).

(b)                                 Post-Closing Adjustment Payment.  If the Final Merger Consideration is greater than the Closing Merger Consideration, Parent shall promptly (but in any event within ten (10) Business Days after the final determination of the Final Merger Consideration) pay, or cause to be paid, to the Paying Agent for further payment to the Stockholders and the Optionholders, their Pro Rata Share of the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent.  If the Final Merger Consideration is less than the Closing Merger Consideration, the Stockholder Representative shall promptly (but in any event within ten (10) Business Days after the final determination of the Final Merger Consideration) pay on behalf of the Stockholders and Optionholders (on a pro rata basis according to each Stockholder’s or Optionholder’s Pro Rata Share) to Parent the absolute value of such difference (which shall be paid first, out of the Adjustment Escrow Amount or, if the Adjustment Escrow Amount is less than the amount payable to Parent under this Section 3.9, second, from the Indemnity Escrow Amount) by wire transfer of immediately available funds to one or more accounts designated in writing by Parent.  If any funds remain in the Adjustment Escrow Amount following such payment, Parent and the Stockholder Representative shall, no later than ten (10) Business Days after the final determination of the Final Merger Consideration pursuant to this Section 3.9, cause the Escrow Agent to deposit such remaining funds with the

Paying Agent for delivery to the Stockholders and Optionholders according to their Pro Rata Shares.

(c)                                  Fees of the Valuation Firm.  The fees and expenses of the Valuation Firm shall be paid by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if the Stockholder Representative contests only $500 of the amount claimed by Parent, and if the Accounting Firm ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Stockholder Representative (on behalf of the Selling Stockholders) and 40% (i.e., 200 ÷ 500) to Parent.  In connection with its determination of Purchase Price, the Accounting Firm shall also determine the allocation of its fees and expenses between Parent and the Stockholder Representative (on behalf of the Selling Stockholders) pursuant to the terms of this Section 3.9(c).  The Stockholder Representative shall pay any fees and expenses to be borne by the Stockholders pursuant to this Section 3.9(c) from the Expense Reserve (it being understood that, to the extent such fees and expenses are in excess of the amounts remaining in the Expense Reserve, Parent shall have no liability with respect to such excess amounts).

Section 3.10                            Withholding.  Parent, Merger Sub and the Company (and their respective successors) shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Per Share Merger Consideration, the consideration payable Stockholders and Optionholders (or any other consideration otherwise payable pursuant to this Agreement or change-in-control compensation to be paid to Stockholders or Optionholders as a result of this Agreement) such amounts as Parent, Merger Sub and the Company (and their respective successors), as the case may be, are required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, Merger Sub, the Company (and their respective successors) or the Paying Agent, as the case may be.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

Section 4.1                                   Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 4.1 and has the corporate power and authority and all material licenses, permits and authorizations necessary to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has previously provided or made available to Parent and Merger Sub true and complete copies of (a) its certificate of incorporation and all amendments thereto or restatements thereof, (b) its by-laws as currently in effect and (c) true and complete copies of the certificate or articles of incorporation and by-laws or other organizational documents, as applicable and as currently in effect, of each Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 4.2                                   Authorization.  The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to be executed by the Company in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action (other than the Stockholder Approval).  This Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.3                                   Non-contravention.

(a)                                 Neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (a) contravene any provision contained in the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, (b) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both), or require any consent of any Person, under (i) except as set forth in Schedule 4.3, any Contract or Material Lease, or (ii) any Order or Law, in each case to which the Company or any of the Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (c) except as expressly contemplated herein or with respect to Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, result in the creation or imposition of any Lien on any of the assets or properties of the Company or the Subsidiaries, or (d) except as set forth on Schedule 4.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any Subsidiaries, which in the case of any of clauses (b) through (d) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the consummation of any of the transactions contemplated hereby.

(b)                                 No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.

Section 4.4                                   Approval and Adoption Requirements.  The only approval or consent of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the affirmative vote or written consent of a majority of the outstanding shares of Common Stock (the “Stockholder Approval”).

Section 4.5                                   Other Consents.  Except for the (a) Stockholder Approval, (b) filing and recordation of appropriate merger documents as required by the DGCL, (c) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (d) the filings and approvals set forth in Schedule 4.5, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement, the Merger or the consummation of the other transactions contemplated hereby by the Company, the lack of  which in each case would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6                                   Capitalization; Subsidiaries.

(a)                                 As of the date hereof, the Company’s authorized capital stock consists solely of:  5,000,000 authorized shares of Common Stock, 2,163,182 of which are presently issued and outstanding, and 64,892 Restricted Stock Awards issued and outstanding.  As of the date hereof, no shares of Common Stock are held in the Company’s treasury or by a Subsidiary.  Except as set forth in this Section 4.6(a) or in Schedule 4.6(a), the Company does not have (i) any shares of Common Stock reserved for issuance, or (ii) any outstanding or authorized option or warrant relating to its capital stock, or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock or other equity interests.  Except as set forth in this Section 4.6(a) or Schedule 4.6(a), there are no (i) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements between the Company and the Company’s stockholders, or to the Company’s Knowledge, among the Company’s stockholders, with respect to the voting or transfer of the Company’s capital stock.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable.  The names of the holders, the date of grant of each Company Option or Restricted Stock Award, the number of shares subject to each such Company Option or Restricted Stock Award, the vesting schedule of each such Company Option or Restricted Stock Award, the expiration date of each such Company Option, and the price of which each such Company Option may be exercised are set forth in Schedule 4.6(a).

(b)                                 All Subsidiaries of the Company are listed on Schedule 4.6(b).  Except as set forth in this Section 4.6(b) and on Schedule 4.6(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer, Taxes or Liens.  Except as set forth in this Section 4.6, there are no (i) authorized or outstanding securities of the Company or any of the Subsidiaries convertible into or exchangeable for, or options or warrants or the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ stockholders with respect to the voting or transfer of the Subsidiaries’ capital stock, or (iii) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary.  All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.

(c)                                  Each Company Option (a) was granted in compliance with all applicable Laws and all the terms and conditions of the Option Plan, (b) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (c) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (d) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Financial Statements and (e) has an exercise price less than the Per Share Merger Consideration.

(d)                                 Except for the Subsidiaries listed in Schedule 4.6(b), neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for, any such equity, partnership, membership or similar interest.

Section 4.7                                   Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes.

(a)                                 Attached hereto as Schedule 4.7(a) are complete copies of the following financial statements (such consolidated financial statements, the “Financial Statements”):

(i)                                     the audited consolidated financial statements consisting of the consolidated balance sheets of Holdings as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2015 and December 31, 2014; and

(ii)                                  the unaudited consolidated balance sheet of Holdings as of September 30, 2016 (the “Latest Balance Sheet” and such date the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows for the nine-month period ending on such date.

(b)                                 Except as set forth on Schedule 4.7(b), the Financial Statements (including the related notes and schedules thereto) (i) have been prepared in accordance with the books and records of Holdings and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (iii) fairly present, in all material respects, the consolidated financial position of Holdings as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim Financial

Statements, to the absence of footnotes and to normal year-end adjustments that would not, individually or in the aggregate, be material).

(c)                                  Neither the Company nor any of its Subsidiaries has any Liabilities, except for (i) those adequately reflected or reserved against in the Latest Balance Sheet (and the notes thereto), (ii) those incurred in the ordinary course of business since the Latest Balance Sheet, (iii) those arising under any performance obligation under any Contract in accordance with its terms, and (iv) Liabilities incurred in connection with the transactions contemplated by this Agreement.

(d)                                 Since the Latest Balance Sheet Date and except as set forth on Schedule 4.7(e) and the negotiation, execution and delivery of this Agreement, (i) the business of Holdings and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there have been no events, changes, circumstances, developments, conditions, effects or occurrences which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, since the Latest Balance Sheet Date through the date hereof, except as set forth in Schedule 4.7(e), none of Holdings or any of its Subsidiaries has taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of Parent pursuant to Section 6.2.

Section 4.8                                   Governmental Authorizations; Licenses.  Except as set forth in Schedule 4.8, the business of each of the Company and its Subsidiaries has been operated in compliance with all applicable Laws and Orders, except for noncompliance which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Schedule 4.8, each of the Company and its Subsidiaries has all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, except as would not, individually or in the aggregate, cause or reasonably be expected to cause a Material Adverse Effect.  Except as set forth in Schedule 4.8, there is no action, case or proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (a) any alleged violation by the Company or its Affiliates of any Law or (b) any alleged failure by the Company or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries which would  have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.9                                   Litigation.  Except as set forth in Schedule 4.9, there are no lawsuits, actions, proceedings, claims, complaints, Orders or investigations by or before any Governmental Authority pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries (a) relating to the Company, any Subsidiary, or their respective businesses or properties, or (b) seeking to enjoin the transactions contemplated hereby which in the case of either (a) or (b) above would have or reasonably be expected to have, individually or in the aggregate, a Material  Adverse Effect.

Section 4.10                            Tax Matters.  Except as set forth on Schedule 4.10,

(a)                                 Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by it and all such Tax Returns were correct and complete in all material respects, and (ii) timely paid all material Taxes that have become due or payable (whether or not shown on any Tax Returns).

(b)                                 Neither the Company nor any Subsidiary is currently the subject of a Tax audit, examination or proceeding and no such audit, examination or proceeding is threatened in writing by any Taxing authority.

(c)                                  Neither the Company nor any Subsidiary has any outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes.

(d)                                 Neither the Company nor any Subsidiary has received any written notice from any Taxing authority in a jurisdiction where the Company or any Subsidiaries does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(e)                                  Each of the Company and its Subsidiaries has timely and properly deducted, withheld, reported and paid to the appropriate Taxing authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)                                   There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any Subsidiary.

(g)                                  Neither the Company nor any Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries and contracts of an ordinary commercial nature and not principally related to Taxes).

(h)                                 Neither the Company nor any Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)                                     Neither the Company nor any Subsidiary has participated in or has any obligation with respect to any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(j)                                    Neither the Company nor any Subsidiary has distributed the stock of another Person, or had its stock distributed by another Person, during the two-year period ending on the date hereof, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)                                 The Company is not, and has not been at any time during the preceding five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)                                     Neither the Company nor any Subsidiary will be required to include any  item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or any election pursuant to Section 108(i) of the Code (or any similar provision of state or local law) made with respect to any taxable period ending on or prior to the Closing Date.

(m)                             The representations and warranties in this Section 4.10 and Section 4.13 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning Tax matters.

Section 4.11                            Environmental Matters.  Except as set forth on Schedule 4.11 hereto:

(a)                                 The Company and its Subsidiaries are in compliance with and have not, since January 1, 2015, violated any limitations, restrictions, conditions, standards, or requirements incurred any liability under any Environmental Law, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company and its Subsidiaries have obtained all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law for the operation of the business of the Company or its Subsidiaries, and the Company and its Subsidiaries are in material compliance with all terms and conditions of all such permits, licenses, and authorizations, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(c)                                  The Company and its Subsidiaries have not in the past five (5) years received any written notice, claim, report, subpoena, summons, information request, indemnity tender, or other written information regarding any actual or alleged violation of any Environmental Law or any material liability arising under any Environmental Law relating to the Company or its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(d)                                 To the Company’s Knowledge, there are no underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by the Company or its Subsidiaries which the Company or its Subsidiaries are currently required to investigate, retrofit, abate, remediate or remove under Environmental Law, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(e)                                  Neither the Company nor its Subsidiaries (i) have ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; or (ii) have been the subject of any claims or litigation arising out of the alleged exposure to asbestos or asbestos-containing material, except in each of clauses (i) or (ii) as would  not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(f)                                   No Hazardous Substance has been released by the Company or its Subsidiaries, or by any other Person, at, on or under any property now or formerly owned, operated or leased by the Company or its Subsidiaries or at any third party location which in each case above could result in material liability to the Company or any Subsidiary.

(g)                                  The Company has made available to Parent and Merger Sub all material environmental documents, studies and reports (including, without limitation, Phase I and Phase II investigation reports) currently in its possession and prepared within the past five years relating to: (i) the operations of, or any facilities or real property owned, operated or leased by the Company or its Subsidiaries; or (ii) any material liability of the Company or its Subsidiaries arising under Environmental Law.

(h)                                 The representations and warranties in this Section 4.11 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning environmental matters.

Section 4.12                            Labor and Employment Matters.

(a)                                 Except as set forth on Schedule 4.12(a), (a) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and during the past two years there has been no such action, (b) to the Company’s Knowledge, no new union organization campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees, and (c) there is no material labor grievance, material unfair labor practice, charge or complaint, or material employment-related charge or complaint pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.  The Company and its Subsidiaries have complied in all material respects with all laws respecting employment of labor, employment practices, terms and conditions of employment, wages and hours and occupational safety and health.  Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation that remains unsatisfied.

(b)                                 Schedule 4.12(b) sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”).  The Company and its Subsidiaries are in compliance in all material respect with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements.

(c)                                  Except for the employees set forth on Schedule 4.12(c) (the “Excluded Representatives”), the Company has entered into non-compete agreements with all outside sales representatives of the Company and its Subsidiaries, which are in full force and effect and include a post-termination restricted period of at least six (6) months.  Such non-compete agreements cover employees representing the outside sales representatives, which together with open sales positions, house accounts, unassigned accounts, commissionable ancillary charges and national accounts, represent collectively approximately 87% of the Company’s 2016 rental revenue.

(d)                                 This Section 4.12 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries regarding labor and employment matters.

Section 4.13                            Employee Benefit Plans.

(a)                                 Schedule 4.13(a) lists all material Employee Benefit Plans.

(b)                                 Except as set forth on Schedule 4.13(b), no Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA.  To the extent that the Company or any of its Subsidiaries sponsors plans providing health or other welfare benefits to former employees, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each such Employee Benefit Plan.

(c)                                  Except as set forth on Schedule 4.13(c), each Employee Benefit Plan is maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that it is so qualified and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d)                                 None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.  There is no lawsuit or audit by any governmental or quasi-governmental agency with respect to any Employee Benefit Plan pending or, to the Company’s Knowledge, threatened.  All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles in each case in all material respects.

(e)                                  With respect to each Employee Benefit Plan, the Company has made available to Parent and Merger Sub true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, including applicable amendments and summaries of material modifications, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent Internal Revenue Service determination letter or opinion letter, and (v) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Employee Benefit Plan.

(f)                                   No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

(g)                                  Except as set forth in Schedule 4.13(g), no Employee Benefit Plan nor any other agreement, contract or arrangement with respect to any current or former director or employee could result, separately or in combination with any other event, in (i) the payment, acceleration or enhancement of any compensation or benefit, (ii) the transfer or set aside of any assets to fund any material benefits under any Employee Benefit Plan, (iii) any material liability under any Employee Benefit Plan, (iv) any restriction on the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Effective Time or (v) the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, in each case as a result of the execution or approval of this Agreement or consummation of the transactions contemplated by this Agreement”.  Except as set forth in Schedule 4.13, neither the Company nor any of its Subsidiaries has any obligation to provide, and no Employee Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h)                                 Schedule 4.13(h) lists any Multiemployer Plan that is maintained, sponsored or contributed to or with respect to which any liability would reasonably be expected to be borne by the Company or any of its Subsidiaries.  Neither the Company nor any ERISA Affiliate has incurred any “withdrawal liability” with respect to any Multiemployer Plan that has not been satisfied in full.  All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Multiemployer Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles in each case in all material respects.

(i)                                     Neither the Company nor any of its Subsidiaries has or is reasonably expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate.  No purpose of the transactions contemplated by this Agreement is for the Company, any of the Company’s Subsidiaries or any other entity to avoid liability arising out of Title IV of ERISA.

(j)                                    This Section 4.13 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries regarding employee benefit plans

Section 4.14                            Intellectual Property Rights.  Schedule 4.14 sets forth a list of all registrations, issuances and applications for registration or issuance of Intellectual Property Rights owned by the Company or any of its Subsidiaries as of the date hereof, all of which are owned exclusively by the Company or one of its Subsidiaries and none of which is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding.  Except as would not have a Material Adverse Effect, the Company and its Subsidiaries own or have a valid and enforceable right to use all Intellectual Property Rights used in the operation of their respective businesses as currently conducted and all such Intellectual Property Rights will be owned or available for use by the Company or one of its Subsidiaries following the consummation of the transactions contemplated by this Agreement, on the same terms as they were owned or available for use by the Company or its Subsidiaries immediately prior to the Effective Time.  Except as set forth in Schedule 4.14, there is no claim or action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any third party contesting the validity, enforceability, or ownership of any Intellectual Property Rights owned by the Company or any of its Subsidiaries and used in their operation of their respective businesses.  Except as set forth in Schedule 4.14, none of the Company or any of its Subsidiaries has received any written claims within the past two years that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party, and , to the Company’s Knowledge, none of the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any third party’s Intellectual Property Rights.  Except as set forth in Schedule 4.14 and excluding any infringement or misappropriation that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries has made any claims within the past two years that any third party has infringed, misappropriated or otherwise violated the Intellectual Property Rights of the Company or any of its Subsidiaries, and to the Knowledge of the Company, no third party is currently infringing, misappropriating or otherwise violating any Intellectual Property Rights of the Company or any of its Subsidiaries.  The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets owned by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, such material Trade Secrets have not been used, or disclosed to any Person except pursuant to written, valid and enforceable non-disclosure and/or license agreements which have not been breached.  The Company and each of its Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any material Intellectual Property for or on behalf of the Company or any its Subsidiaries written, valid and enforceable assignments of such Intellectual Property to the Company or one of its Subsidiaries.  The representations and warranties contained in this Section 4.14 and Section 4.16(c) are the sole and exclusive representations and warranties of the Company and its subsidiaries regarding Intellectual Property Rights matters.

Section 4.15                            IT Assets.  Except as would not have or reasonably be expected to have a Material Adverse Effect, the IT Assets (i) operate and perform in all material respects as required by the Company and its Subsidiaries to operate their respective businesses and (ii) have not materially malfunctioned or failed within the past two (2) years.  To the Knowledge of the Company, no Person has gained unauthorized access to any IT Assets within the past ten (10)

years.  The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes that are consistent with current standard industry practices.

Section 4.16                            Contracts.  Schedule 4.16 sets forth all contracts (except for purchase orders executed in the normal course of business), agreements, leases, permits or licenses, to which, as of the date hereof, the Company or any of its Subsidiaries is a party or is otherwise bound, of the type described below, other than the Leases set forth on Schedule 4.19 (the “Contracts”):

(a)                                 all agreements or commitments (x) for the purchase by the Company or any of its Subsidiaries of rental fleet equipment in an amount in excess of $250,000 per year per agreement or (y) that require the Company or any of its Subsidiaries to purchase all or any part of its rental fleet equipment from any one or more suppliers;

(b)                                 all employment agreements and all consulting or severance agreements, in each case that involve an aggregate future or potential liability in excess of $250,000 per agreement;

(c)                                  all material agreements relating to the licensing of Intellectual Property Rights by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries;

(d)                                 all agreements limiting the freedom of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent and its Subsidiaries) to compete in any business or within any geographic area or with any Person;

(e)                                  all mortgages, indentures, notes, bonds, credit agreements, loan agreements, security agreements, guarantees or other agreements relating to indebtedness incurred or provided by the Company or any of its Subsidiaries (including capital leases and any caps, swaps, collars or similar derivative transactions) in an aggregate amount of $250,000 or more (with the amount of indebtedness in respect of any derivative transaction being the amount of net payments that the Company or any of its Subsidiaries have to make in the event of an early termination on the date indebtedness of such Person is being determined);

(f)                                   all material partnership agreements, joint venture agreements or similar agreements relating to the Company and its Subsidiaries;

(g)                                  all contracts or agreements with customers that provide for receipt by the Company or any of its Subsidiaries of more than $250,000 per year per contract or agreement;

(h)                                 all contracts or agreements containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;

(i)                                     all contracts or agreements entered into since January 1, 2014 that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);  and

(j)                                    any commitment to do any of the foregoing described in clauses (a) through (i).

Each Contract set forth on Schedule 4.16 (other than agreements that have not yet been accepted by the other party thereto) is a valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and to the Company’s Knowledge, each other party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and is in full force and effect.  Except as set forth on Schedule 4.16, none of the Company or any of its Subsidiaries is in material breach or default under any Contract, has received any claim of any such material breach or default, nor has any event occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or its Subsidiaries.  The Company has made available to Merger Sub true and complete copies of all Contracts, including all amendments thereto.

Section 4.17                            Insurance.  Schedule 4.17 contains an accurate and complete description of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof.  All such policies provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain such policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each such policy is in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time have or will have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Except as set forth on Schedule 4.17, no claim currently is pending under any such policy involving an amount in excess of $250,000.

Section 4.18                            Owned Real Property.  Schedule 4.18 sets forth a list of all owned real property (collectively, the “Owned Real Property”) used by the Company or any of its Subsidiaries in the operation of their respective business.  With respect to each such parcel of Owned Real Property, except as set forth on Schedule 4.18 or described or set forth in the title commitments and surveys listed on Schedule 4.18, the Company or one of its Subsidiaries has good and marketable fee simple title thereto, and (i) such parcel is free and clear of all Liens, except for Permitted Liens, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel and (iii) neither the Company nor any of its Subsidiaries has granted any outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

Section 4.19                            Leased Real Property.

(a)                                 Schedule 4.19(i) sets forth (whether as lessee, sublessee, lessor or sublessor) a list of all leased real property (such real property, the “Leased Real Property”) to which the Company or any of its Subsidiaries is a party or by which such entity is bound, in each case, as of the date hereof.  Any lease or agreement listed on Schedule 4.19(i) is referred to individually as a “Lease”, and collectively as the “Leases”, and any lease or agreement listed on Schedule

4.19(ii) is referred to individually as a “Material Lease”, and collectively as the “Material Leases”. The Leased Real Property subject to the Material Leases shall be referred to as the “Material Leased Real Property.” The Company or a Subsidiary has a valid leasehold interest in all Material Leased Real Property free and clear of all Liens, except for Permitted Liens.  Except as set forth on Schedule 4.19(iii), each Material Lease is valid and binding on the Company or the Company’s Subsidiary, as applicable, and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 4.19(iii), neither the Company nor any Subsidiary has received any written notice of breach or default under any Material Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries. To the knowledge of the Company, no Owned Real Property is subject to any governmental decree or order to be sold or is being condemned or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation or taking been proposed, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)                                 All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Material Leased Real Property are adequately maintained for the business of the Company and its Subsidiaries as currently conducted thereon, normal wear and tear excepted.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any consent of any Person pursuant to any Material Lease, except as set forth on Schedule 4.19(ii).

Section 4.20                            Transactions with Affiliates.  Except as set forth on Schedule 4.20, none of the Company’s directors or officers nor any of their respective Affiliates, nor, to the Company’s Knowledge, any Stockholder, is involved in any business arrangement or relationship with the Company or any of its Subsidiaries other than employment or compensation arrangements entered into in the ordinary course of business or as set forth on Schedule 4.16, and none of the Company’s directors or officers nor any of their respective Affiliates, nor, to the Company’s Knowledge, any Stockholder, owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

Section 4.21                            Brokers.  Except for Deutsche Bank Securities, Inc. and Catalyst Strategic Advisors LLC, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.22                            Company Board.  The Board of Directors of the Company has unanimously (i) approved this Agreement and declared its advisability, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its Stockholders and (iii) recommended the adoption of this Agreement by the Stockholders.

Section 4.23                            Title to Tangible Assets; Condition of the Assets.

(a)                                 Except as may be reflected in, reserved against, or otherwise described in the Financial Statements, the Company and its Subsidiaries have legal and valid title to, or in the case of leased assets, valid and subsisting leasehold interests in, all of the tangible personal assets used by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens.

(b)                                 All of the owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition other than rental fleet under repair, or out of service in the ordinary course of business.

Section 4.24                            NO ADDITIONAL REPRESENTATIONS.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ASSETS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 5.1                                   Organization.  Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.  Each of Parent and Merger Sub has delivered to the Company true and complete copies of its certificate of incorporation (and all amendments thereto) and by-laws (as currently in effect).

Section 5.2                                   Authorization.  Each of Parent and Merger Sub has the corporate or other power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate or other action.  This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and, assuming each such agreement has been duly and validly authorized, executed and delivered by the other parties thereto, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 5.3                                   Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Certificate of Merger, the consummation of the Merger and each of the other transactions contemplated hereby will not (a) contravene any provision contained in such entity’s certificate of incorporation or by-laws or similar organizational documents, (b) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (i) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (ii) any Order or Law, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, or (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity, which in the case of any of clauses (b) and (c) above, that would reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 5.4                                   No Consents.  Except for (a) filing and recordation of appropriate merger documents as required by the DGCL, (b) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (c) filings and approvals set forth in Schedule 5.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent and Merger Sub.

Section 5.5                                   Litigation.  Neither Parent nor Merger Sub is party to any litigation or, to Parent’s Knowledge, threatened litigation, nor is Parent or Merger Sub subject to any Order that would prevent or delay the Closing or that would reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 5.6                                   Brokers.  As of the date of this Agreement, other than Centerview Partners LLC and Morgan Stanley & Co., no Person is entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent or Merger Sub in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.7                                   Financial Ability.  On the date hereof and on the Closing Date, Parent and Merger Sub will have available cash, cash equivalents, marketable securities and availability under existing credit facilities in an aggregate amount sufficient to enable them to consummate the transactions contemplated by this Agreement when required to do so pursuant to the terms hereof, including all of their payment obligations payable under the Merger Documents, including their obligation to pay the Per Share Merger Consideration for all outstanding shares of Common Stock, all other amounts required to be paid under Section 3.5, and all of Parent’s, Merger Sub’s and the Company’s fees and expenses payable by Parent, Merger Sub or the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.8                                   Acknowledgement by Parent and Merger Sub.  Each of Parent and Merger Sub acknowledges and agrees that (a) except for the specific representations and warranties of the Company contained in this Agreement (subject to the Schedules hereto in accordance with this Agreement), none of the Company, its Subsidiaries or any of its or their respective stockholders, controlling persons or representatives makes or has made any representation or warranty, either express or implied, with respect to the Company, its Subsidiaries, or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Parent, Merger Sub or any of their respective Affiliates or any of its or their respective stockholders, controlling persons or representatives and (b) to the fullest extent permitted by applicable Law, none of the Company, its Subsidiaries or any of its or their respective stockholders, controlling persons or representatives shall have any liability or responsibility whatsoever to Parent, Merger Sub or any of its or their respective stockholders or representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, its Subsidiaries, Merger Sub or any of its or their respective stockholders, controlling persons, financing sources or representatives, except, solely with respect to the Company, as and only to the extent expressly set forth in this Agreement. Parent and Merger Sub acknowledge, covenant and agree, on behalf of themselves and their respective Affiliates, that (a) they have conducted, to their satisfaction, an independent investigation and verification of the condition (financial or otherwise), results of operations, assets, liabilities, properties, projected operations of and other information regarding the Company and its Subsidiaries, (b) in making their determination to enter into this Agreement and to consummate the transactions contemplated by this Agreement they have been and are relying only on the respective representations and warranties of the Company expressly set forth in ARTICLE IV of this Agreement and the covenants and agreements of the Company expressly set forth in this Agreement and (c) neither the Company nor any of its Subsidiaries nor any of their respective Affiliates or representatives has made or shall be deemed to have made, and neither Parent nor Merger Sub has relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company or its Subsidiaries, the subject matter of this Agreement or the transactions contemplated by this Agreement, or the accuracy or completeness of any information regarding the Company or its Subsidiaries, the subject matter of this Agreement or the transactions contemplated by this Agreement furnished or made available to Parent, Merger Sub and their representatives, other than the respective representations and warranties of the Company expressly set forth in ARTICLE IV of this Agreement and the respective covenants and agreements of the Company expressly set forth in this Agreement.  Without limiting  the generality of the foregoing, Parent and Merger Sub acknowledge and agree that (i) in connection with their investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from or on behalf of the Company certain projections, including projected statements of  operating revenues and income from operations of the Company and its Subsidiaries and certain  business plan information of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans,  and (iii) Parent and Merger Sub have no knowledge of any breach of, or inaccuracy in, any of the representations, warranties, covenants or agreements of the Company set forth in this Agreement. In addition, Parent and Merger Sub  agree and acknowledge that, after the Closing, neither the Stockholders nor any of their respective Affiliates will have any liability whatsoever to Parent or Merger Sub (and Parent and Merger Sub will not be entitled to assert any claims)

arising out of or relating to the failure to obtain any third party consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or  termination of any such contract, lease, license or other agreement as a result thereof, and for the avoidance of doubt, no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, based solely on the failure to obtain any third party consents.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1                                   Access and Information.

(a)                                 From the date hereof, Parent and Merger Sub shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent and Merger Sub deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such investigation (including by granting Parent and its officers, directors, employees, financial sources, advisors, bankers and other representatives reasonable access to the employees, facilities, books and records of the Company and its Subsidiaries and providing such financial and other data as Parent may reasonably request).  Parent and Merger Sub agree to conduct any such inquiries with reasonable discretion and sensitivity to the Company’s relationships with its employees, customers and suppliers.  This Section 6.1(a) shall not require the Company or its Subsidiaries to permit any access to or to disclose (i) any information that, in the reasonable judgment of the Company or any of its Subsidiaries, is reasonably likely to violate any applicable Law, fiduciary duty or any Contract to which the Company or its Subsidiaries is a party as of the date hereof or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information, (ii) if the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto, (iii) any information that, in the reasonable judgment of the Company or any of its Subsidiaries, would result in the disclosure of any trade secrets of the Company or any of its Subsidiaries or third parties, or (iv) any information that, in the reasonable judgment of the Company or any of its Subsidiaries, is reasonably likely to violate any of its obligations with respect to confidentiality if the Company or such of its Subsidiaries shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure; provided, that in the case of clause (i) above, the Parties shall use commercially reasonable efforts to find a way to allow disclosure of such information to the extent doing so (A) would not (in the reasonable belief of the Company or such of its Subsidiaries (after consultation with counsel)) be reasonably likely to result in the violation of any such applicable Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably be managed (in the reasonable belief of the Company or such of its Subsidiaries (after consultation with counsel)) through the use of customary “clean-room” arrangements pursuant to which non-employee representatives of Parent and Merger Sub could be provided access to such information.

(b)                                 All information disclosed to Parent and Merger Sub (or their representatives or affiliates), whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be kept confidential by such Persons in accordance with the confidentiality agreement dated October 12, 2016, by and between the Company and United Rentals, Inc. (“URI”), as supplemented by that certain letter agreement dated December 13, 2016, by and between the Company and URI (as supplemented, the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement and such information shall be kept confidential by Parent and Merger Sub in accordance with, and Parent and Merger Sub shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement.

Section 6.2                                   Conduct of Business by the Company.  From the date hereof to the Effective Time or earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, except (w) as set forth in Schedule 6.2, (x) as otherwise expressly contemplated or permitted by this Agreement, (y) as required by applicable Law, Order, a Governmental Authority or by any Contract in effect as of the date of this Agreement, or (z) consented to in writing by Parent and Merger Sub, conduct the business of it and its Subsidiaries in the ordinary course, and it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business, (iii) make, or enter into binding contracts to make, Rental Equipment purchases and Rental Equipment sales in accordance in all material respects with the planned amounts of purchases and sales set forth in Schedule 1.1(a) and Schedule 1.1(b) and (iv) keep available the services of its and its Subsidiaries’ present employees and agents; provided that the Company may utilize any available cash to repay outstanding indebtedness on or prior to the Closing Date.  Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not, and shall not permit any of its Subsidiaries to (without the prior written consent of Parent):

(a)                                 amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)                                 issue, sell, pledge or dispose of (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory, accounts receivable or rental equipment in the ordinary course of business;

(c)                                  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;

(d)                                 reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, or make any other change with respect to its capital structure;

(e)                                  acquire any corporation, partnership, limited liability company, other business organization or division thereof, or enter into any joint venture, strategic alliance, exclusive dealing or non-competition agreement;

(f)                                   except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, enter into any agreements or arrangements imposing material changes or restrictions on the Company or any of its Subsidiaries’ assets, operations or businesses, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g)                                  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except ordinary course borrowings under the Credit Facility in accordance with the terms of such facility existing on the date hereof (and not including any incremental facility or other potential expansion of availability thereunder);

(h)                                 create or incur any Lien material to the Company or any of its Subsidiaries not incurred in the ordinary course of business consistent with past practice;

(i)                                     make or authorize any payment of, or accrual or commitment for, capital expenditures (including with respect to any fleet equipment), except in the ordinary course of business consistent with past practice or in an aggregate amount not to exceed $5,000,000;

(j)                                    settle or compromise (i) any material litigation or other proceedings before a Governmental Authority or (ii) any material obligation or liability of the Company in excess of $250,000;

(k)                                 amend, waive, modify or consent to the termination of any Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Contract other than in the ordinary course of business;

(l)                                     (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except as required by applicable Law or the terms of any Employee Benefit Plan in effect as of the date hereof and except for the annual 3% pay increase scheduled for April 1, 2017 (and otherwise other than in the ordinary course consistent with past practice for any non-officer employee), (ii) enter into any new agreement or increase the amount of payment under any existing agreement providing any severance or termination payment to, or loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries (other than as required by applicable Law or payments or advances of business expenses and relocation loans, in each case in the ordinary course of business), (iii) establish, adopt, enter into, terminate or amend in any material respect any Employee Benefit Plan except as required by applicable Law, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, (v) forgive any loans to any director, officer or employee of the Company or any of its Subsidiaries or (vi) terminate the employment of any officer other than for cause or failure to materially perform their duties;

(m)                             enter into any Contract with any Affiliate of the Company or any of its Subsidiaries;

(n)                                 make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o)                                 make or revoke any Tax election, settle or compromise any material U.S. federal, state, local or foreign income Tax liability, adopt or change any Tax accounting period or method, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund, file any Tax Return, in each case other than on a basis consistent with past practice, or take any other action which is reasonably likely to result in a material increase in the Tax liability of the Company or its Subsidiaries, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent, the Surviving Corporation or their Affiliates;

(p)                                 abandon, sell, assign, license, pledge, encumber, divest, cancel, transfer or otherwise dispose of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries; or

(q)                                 agree or otherwise make a commitment to do any of the foregoing.

Section 6.3                                   Closing Documents.  The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent and Merger Sub, the documents or instruments described in Section 7.2.  Parent and Merger Sub shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 7.3.

Section 6.4                                   Reasonable Best Efforts; Further Assurances.

(a)                                 Cooperation.  Subject to the terms and conditions set forth in this Agreement, including Section 6.4(d) below, the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement and (ii) in the event that any permanent or preliminary injunction or other Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of any such transaction, using reasonable best efforts to take any and all steps necessary to resist, prevent, eliminate, vacate, modify, reverse, remove or suspend such Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, the Company, Parent and Merger Sub shall discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the views and comments of the other in connection with any proposed filing, written materials or communication to any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing rights, each of the Company, Parent and Merger Sub shall act reasonably and as promptly as practicable.

(b)                                 Information.  Subject to applicable Laws, the Company, Parent and Merger Sub each shall, upon request by the other, furnish the other as promptly as reasonably practicable with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of the Company, Parent and Merger Sub, or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Law.  Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations pursuant to Section 6.4(a) and Section 6.4(d) below, the Company, Parent and Merger Sub may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 6.4(b) as “Outside Counsel Only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials, the Company, Parent or Merger Sub, as the case may be, or its legal counsel.  Notwithstanding anything to the contrary in this Section 6.4, materials provided to the other Party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(c)                                  Status.  Subject to applicable Laws and the instructions of any Governmental Authority, the Company, Parent and Merger Sub each shall keep the others apprised of the status of matters relating to approvals of or investigations by any Governmental Authority of the transactions contemplated by this Agreement and the other Merger Documents, including promptly notifying the other Party of any material or substantive oral communication between that Party and any Governmental Authority and promptly furnishing the other with copies of all notices, correspondence, filings or other communications by the Parent, Merger Sub or the Company, as the case may be, or any of their respective Affiliates, and any Governmental Authority with respect to such filings, approvals or investigations.  Neither the Company nor Parent or Merger Sub shall permit any of its Affiliates, officers or any other representatives to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority either in respect of any filings, investigation or other inquiry with or of Governmental Authorities with respect to Antitrust Laws in each case in connection with the transactions contemplated by this Agreement or other Merger Documents, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat.

(d)                                 Antitrust Commitments.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.4 each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable.  In furtherance and not in limitation of the foregoing, the Company and Parent and Merger Sub agree to take or cause to be taken the following actions:

(i)                                     Parent, Merger Sub and/or the Company shall file (with any filing fees paid by Parent and Merger Sub) as soon as practicable, and in any event, (1) no later than ten (10) Business Days following the date of this Agreement, the initial pre-merger Notification and Report Forms under the HSR Act with respect to this Agreement and the transactions contemplated herein required under and in compliance with the HSR Act for each of Parent, Merger Sub and the Company, in each case, requesting early termination of the waiting period with respect to the transactions contemplated hereby, and (2) no later than ten (10) Business Days following the date of this Agreement, any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other antitrust law applicable to Parent or Merger Sub; and

(ii)                                  Parent, Merger Sub and/or the Company shall respond as promptly as reasonably practicable to any inquires received from, and provide to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any antitrust law (a “Governmental Antitrust Authority”) any additional non-privileged information and documents requested by any such Governmental Antitrust Authority in connection with obtaining any such approval of such Governmental Antitrust Authority that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby, including promptly as reasonably practicable complying with or modifying any requests for additional information (including any “second request” or equivalent) by any Governmental Authority.

(iii)                               From the date of this Agreement until the Closing or the earlier termination of this Agreement, Parent and Merger Sub shall not, directly or indirectly, enter or agree to enter into any agreement to acquire, whether by merger, consolidation, business combination, the purchase of assets or equity or otherwise, any business or Person if such transaction could reasonably be expected to materially delay or impede the consummation of the transactions contemplated hereby.

(e)                                  Nothing in this Agreement, including this Section 6.4, shall require, or be construed to require, Parent to agree or be required to sell, divest, license, transfer, dispose of or encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber any assets, licenses, operations, rights, product lines, business or interest therein of Parent or any of its respective Affiliates or to agree or be required to be subject to any changes or restrictions on, or other impairment of Parent’s ability to own, operate or take any other actions with respect to any of such assets, licenses, operations, rights, product lines, businesses or interests therein.

(f)                                   Notwithstanding anything in this Agreement to the contrary, Parent shall until the Termination Date (as defined below) have the obligation, to defend any Action brought by any Governmental Entity challenging this Agreement or the consummation of the Closing or to seek to cause to be lifted or rescinded any order, decree or ruling or any other action by any Governmental Entity adversely affecting the ability of the parties to consummate the Closing.

(g)                                  Nothing in this Section 6.4 or elsewhere in this Agreement shall require the Company or its Affiliates to take or agree to take any action with respect to its business or operations prior to the Closing unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

(h)                                 Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company or Parent and Merger Sub, as the case may be, contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in ARTICLE VII and such written notice shall specify the representation or warranty so breached and (ii) any failure of the Company or Parent and Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents; provided that no such notice shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in ARTICLE VII.

Section 6.5                                   Public Announcements.  The Company, Parent and Merger Sub (i) shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to any aspect of this Agreement or the Merger and (ii) shall not issue any such press release or make any such public statement prior to such consultation; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by any requirement of applicable law or regulation, it being understood and agreed that each Party shall promptly provide the other Parties hereto with copies of any such announcement.

Section 6.6                                   Employee Benefit Plans.

(a)                                 Parent and Merger Sub hereby agree that Parent shall cause the Company and its Subsidiaries to, for a period of at least one year following the Closing Date, provide to employees of the Company and its Subsidiaries who are employed by the Company or its Subsidiaries as of the Closing and continue to be employed with Parent or the Surviving Corporation (“Continuing Employees”) thereafter (i) base salary or wage rate, equity or equity based award opportunities and incentive award opportunities that are substantially comparable in the aggregate to the base salary or wage rate, equity or equity based award opportunities and incentive award opportunities, that such employees received from the Company and its

Subsidiaries immediately prior to the Closing Date, and (ii) employee benefit and fringe benefits (excluding defined benefit plans), that are substantially comparable in the aggregate to the employee benefits and fringe benefits (excluding defined benefit plans) provided to such employees by the Company or any of its Subsidiaries under the applicable Employee Benefit Plans immediately prior to the Closing Date.  Nothing in this Section 6.6(a) shall require the employment of any employee for any specified period of time or limit the ability of the Parent, Merger Sub, the Surviving Corporation or its Subsidiaries to terminate the employment of any employee at any time.

(b)                                 Parent and Merger Sub hereby agree that, from and after the Closing Date, Parent shall use commercially reasonable efforts to cause the Company and its Subsidiaries to grant all employees of the Company and its Subsidiaries credit for any service with the Company and its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by the Company or any of its Subsidiaries on or after the Closing Date (the “Merger Sub Plans”), except with respect to benefit accruals under any defined benefit pension plan or to the extent that such crediting would result in duplication of benefits.  In addition, Parent and Merger Sub hereby agree that Parent shall use commercially reasonable efforts to cause (i) the Company and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Merger Sub Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Merger Sub Plan for the plan year in which the Closing occurs.

(c)                                  Parent and Merger Sub hereby agree that the Merger constitutes a “Change of Control” as defined under the Option Plan and any and all severance, “change of control” or other similar agreements to which the Company is a party that are listed on Schedule 4.13.  Parent and Merger Sub will cause the Company and its Subsidiaries to satisfy and comply with the terms and conditions of such plans and agreements (other than the Option Plan, which will be treated in accordance with Section 3.4 of this Agreement) for the period necessary to fulfill the Company’s or its Subsidiaries’ obligations thereunder.

(d)                                 Parent shall cause the Company and its Subsidiaries to honor all employee benefit obligations to current employees under the plans set forth on Schedule 6.6(d).

(e)                                  If requested in writing by Parent at least five Business Days prior to the Closing Date, the Company shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that reasonably could constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”), (2) the Company shall use commercially reasonable efforts to ensure that at least seven Business Days prior to the Closing Date, the right to any Parachute Payment shall have been irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) and (3) the Company shall have delivered to Parent true and complete copies of all disclosure and documents that comprise the stockholder approval of each Parachute Payment in sufficient time to allow Parent to comment thereon but no less than five Business Days prior to the 280G Stockholder Vote, and shall reflect all reasonable comments of Parent thereon.

(f)                                   If requested in writing by Parent least five (5) Business Days prior to the Closing, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective not later than the Business Day immediately prior to the Closing, any Employee Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.  In the event that Parent requests that such plan(s) be terminated, the Company shall provide Parent with evidence that such plan(s) has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the Business Day immediately preceding the Closing.

(g)                                  Prior to making any written or oral communications to any employees of the Company or any of its Subsidiaries pertaining to compensation, benefit or other employment-related matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(h)                                 The Company shall use its best efforts as otherwise permitted under the Agreement to cause the Excluded Representatives to enter into non-compete agreements in a form satisfactory to Parent.

(i)                                     The Parties hereto acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees of the Company and any of its Subsidiaries are included for the sole benefit of the Company, Merger Sub and Parent and shall not create any right in any other Person, including any employees, former employees, any participant or any beneficiary thereof in any Employee Benefit Plan or Merger Sub Plan. No provision of this Agreement shall be construed as a limitation on the right of Parent or the Company to suspend, amend, modify or terminate any employee benefit plan, program, policy or arrangement. Further, (x) no provision of this Agreement shall be construed as an amendment to any employee benefit plan including any Employee Benefit Plan and Merger Sub Plan and (y) no provision of this Agreement shall be construed as limiting Parent’s or the Company’s or any of its Subsidiaries’ discretion and authority to interpret the respective employee benefit and compensation plans, agreements arrangements, and programs including any Employee Benefit Plan or Merger Sub Plan, in accordance with their terms and applicable Law.

Section 6.7                                   Indemnification of Directors and Officers.

(a)                                 From and after the Closing, each of Parent, Merger Sub and the Company will indemnify, defend and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable Law, each present and former director and officer of the Company and its Subsidiaries (each, a “D&O Indemnified Party”) against any costs, expenses

(including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, whether civil, criminal, administrative or investigative, based on, arising out of or related to such D&O Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (a “D&O Indemnifiable Claim”), including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party.  In addition, from and after the Closing, each of Parent, Merger Sub and the Company will advance to each D&O Indemnified Party all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the Parent, Merger Sub or the Company has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification.  For the purposes of this Section 6.7(a), “D&O Expenses” will include reasonable documented attorneys’ fees and all other documented costs, charges and expenses actually paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim to the extent such costs, charges and expenses relate to payments by or on behalf of a D&O Indemnified Party, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of Costs).

(b)                                 Prior to the Closing, Parent and Merger Sub shall obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the managers’, directors’ and officers’ liability coverage of the Company’s existing managers’, directors’ and officers’ insurance policies for the D&O Indemnified Parties, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Closing from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to managers’, directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the D&O Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement and the transactions or actions contemplated hereby); provided, however, that in no event shall Parent or Merger Sub be required to expend for such “tail” insurance policies pursuant to this sentence an aggregate premium in excess of 200% of the annual premium currently paid by the Company for such insurance.  If Parent or Merger Sub for any reason fail to obtain such “tail” insurance policies as of the Closing, the Company shall, and Parent and Merger Sub shall cause the Company to (at Parent and Merger Sub’s expense), continue to maintain in effect for a period of at least six years from and after the Closing, the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Company shall, and Parent and Merger Sub shall cause the Company to (at Parent and Merger Sub’s expense), use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent and Merger Sub be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall, and Parent and Merger Sub shall cause the Company to (at Parent and Merger Sub’s expense), obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                                  If Parent, Merger Sub or the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, Merger Sub or the Company shall assume all of the obligations set forth in this Section 6.7.

(d)                                 The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, who are third party beneficiaries of this Section 6.7.

(e)                                  The rights of the D&O Indemnified Parties under this Section 6.7 shall be in addition to any rights such D&O Indemnified Parties may have under the governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any D&O Indemnified Party as provided in the governing documents of the Company and its Subsidiaries or any indemnification agreement between such D&O Indemnified Party and the Company or any of its Subsidiaries shall survive the Closing and shall not be terminated, amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party without the consent of such D&O Indemnified Party and each Person entitled to insurance coverage under this Section 6.7, respectively, and his or her heirs and legal representatives.

Section 6.8                                                           Financing Cooperation.

(a)                                 The Company shall (and shall cause its Subsidiaries to) provide to Parent, and shall use reasonable best efforts to cause representatives of the Company and its Subsidiaries to provide to Parent, on a timely basis, all cooperation reasonably requested by Parent or Parent’s financing sources in connection with the arrangement by Parent or Merger Sub of any debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries) incurred in connection with the transactions contemplated hereunder (including the marketing efforts in connection therewith) and the repayment of the indebtedness listed on Schedule 3.5 and any other existing indebtedness of the Company and its Subsidiaries as may be reasonably requested by Parent, including by: (i) furnishing Parent and its financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Parent’s financing sources, including (x) access to and cooperation with the Company’s accountants and (y) providing the Company’s audited consolidated financial statements consisting of the consolidated balance sheets of Holdings as of December 31, 2016 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2016 as promptly as practicable after the date hereof, and in no event later than February 28, 2017, (ii) using reasonable best efforts to permit Parent’s financing sources and other prospective lenders to evaluate the Company’s current assets, cash management and accounting system, policies and procedures relating thereto for the purpose of establishing collateral arrangements as of the Closing, (iii) reasonably cooperating with Parent’s financing sources and their respective agents with respect to their due diligence, including by giving access to documentation reasonably requested by persons in connection with capital markets transactions, (iv) furnishing Parent and Parent’s financing sources promptly with all documentation and other information required by any Governmental Authority with respect to any debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and in any event at least five (5) days prior to the Closing Date, (v) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all existing indebtedness of the Company or any of its subsidiaries contemplated to be paid off, discharged and satisfied and/or  terminated on the Closing Date, (vi) facilitating the execution and delivery at the Closing of definitive documents related to any debt financing and the pledging of collateral at the Closing and (vii) assisting Parent in the satisfaction of conditions precedent set forth in any debt financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company or its Subsidiaries. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the syndication or marketing of any debt financing, provided that such logos are not used in a manner that would reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks.

(b)                                 None of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability prior to the Closing Date. Notwithstanding anything to the contrary in this Section 6.8, nothing herein shall require the Selling Stockholders, the Company or any of their or its Subsidiaries, as applicable to:

(i)                                     have any liability or obligation under any loan agreement and related documents, unless or until the Closing occurs;

(ii)                                  incur any obligation or execute any agreement (other than authorization letters in connection with financing or syndication efforts) that would be effective prior to the Effective Time;

(iii)                               be required to take any action that will (x) conflict with or violate any Laws or such Person’s organizational documents, (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which such Person is a party, or (z) result in the disclosure of any trade secrets; or

(iv)                              adopt resolutions or execute consents to approve or authorize the execution any financing prior to the Closing (except that directors and officers of Subsidiaries of the Company may sign resolutions or consents that do not become effective until the Closing to the extent that they shall remain directors and/or officers after giving effect to the Closing).

(c)                                  Parent shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.8 and (ii) indemnify and hold harmless the Company, its Subsidiaries and their respective representatives and Stockholder Representative from, against and in respect of any Losses , imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the arrangement of any debt financing by Parent, any other cooperation pursuant to this Section 6.8, and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, except to the extent such Losses arise out of fraud or intentional misrepresentation of the Company or any of its Subsidiaries.

(d)                                 Parent acknowledges and agrees that obtaining debt financing is not a condition to the Closing.  In the event the Debt Financing has not been obtained, Parent will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, to consummate the Closing.

Section 6.9                                                           Senior Notes Redemption.  On or prior to the Closing Date, at the request of Parent, the Company shall (1) furnish the trustee under the Indenture with an officers’ certificate in respect of the redemption of the Senior Notes and prepare and deliver to the trustee under the Indenture a notice of redemption in form and substance reasonably satisfactory to Parent (the “Notice of Redemption”) for all of the outstanding Senior Notes, and (2) take all other actions, other than the payment of the Senior Notes Redemption Amount, and prepare all other documents as may be reasonably necessary or appropriate to cause, at Parent’s discretion, (i) the redemption of all outstanding Senior Notes on the Closing Date or (ii) if the Notes will not be redeemed in full on the Closing Date, the satisfaction and discharge of the Indenture on the Closing Date.  Upon delivery of the Notice of Redemption to the trustee under the Indenture, the Company shall provide to Parent a true and correct copy of the Notice of Redemption.

Section 6.10                                                    Retention of Books and Records. Parent and Merger Sub shall cause the Company and its Subsidiaries to, and the Company and its Subsidiaries shall, retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of at least seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Stockholders at the Stockholders’ expense, during normal business hours and upon reasonable request and upon reasonable advance notice, for any legitimate business purpose (including for financial reporting or tax purposes).  Notwithstanding anything in this Agreement to the contrary, the Stockholders shall have no right to access or review any Tax Return (including accompanying schedules and related workpapers) of Parent or any of its Affiliates (including any consolidated, combined or unitary Tax Return including any such entity), but shall only be entitled to access and review pro forma Tax Returns relating solely to the Company and the Surviving Corporation.

Section 6.11                            Contact with Customers and Suppliers.  Prior to the Closing, the Company and its Subsidiaries, Parent, Merger Sub and their respective representatives will cooperate in communicating with the employees, customers, vendors, suppliers or other business relations of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 6.12                            No Alternative Transaction.  From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to ARTICLE VIII, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any action to encourage, solicit, initiate, continue or otherwise participate in any discussions or negotiations with, or provide any information to, any Person (other than Parent and Parent’s representatives) concerning any transaction, other than the transaction solely with Parent and/or any Affiliate of Parent, to (i) purchase or otherwise acquire any capital stock or other equity interest in Holdings, the Company or any of its Subsidiaries, (ii) effect any merger, share exchange, tender offer, business combination, consolidation, joint venture, restructuring, reorganization, recapitalization, spin-off, split-off or other alternative transaction involving any capital stock, businesses or assets of Holdings, the Company or any of its Subsidiaries, or (iii) transfer, sell or lease any assets or liabilities of Holdings, the Company or any of its Subsidiaries.  In the event that Holdings, or any officer of the Company or any of its Subsidiaries listed on Schedule 7.1(d)(B) receives an offer (or becomes aware of such an offer) for such a transaction, the Company or its Subsidiary will provide notice to Parent thereof as promptly as practicable after receipt thereof, which notice shall include the material terms of such offer.

Section 6.13                            BP Claims.  From and after the Closing, Parent and the Surviving Corporation shall provide such reasonable cooperation as the Stockholder Representative shall request to assist in taking such administrative actions as may be necessary or desirable to allow the Stockholder Representative to recover the full amount of the BP Claim.  Parent shall not settle or compromise the BP Claims unless specifically requested and directed to do so by the Stockholder Representative; provided that the Stockholder Representative shall bear all costs and expenses relating to or arising out of the BP Claims and shall promptly reimburse Parent and the Surviving Corporation for any out-of-pocket costs or expenses incurred with respect thereto; and provided, further, that for the avoidance of doubt, “reasonable cooperation” pursuant to this Section 6.13 shall not require Parent or the Surviving Corporation to provide any assistance with respect to the research and support of the BP Claims.  Notwithstanding the foregoing, Parent shall not be required to settle or compromise the BP Claims to the extent any proposed settlement or compromise would restrict the future activity or conduct of Parent or any of its Affiliates (including the Surviving Corporation), and the Stockholder Representative shall consider in good faith the views of Parent and the Surviving Corporation with respect to any proposed settlement or compromise.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                   Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)                                 No Injunction.  At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided.

(b)                                 Approval of Stockholders.  The Stockholder Approval shall have been validly obtained under the DGCL and the Company’s certificate of incorporation and bylaws.

(c)                                  HSR Waiting Period.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(d)                                 Employees.  Parent or the Surviving Corporation shall have entered into employment agreements with the employees on Schedule 7.1(d)(A), in a form consistent with Parent’s current practices and otherwise reasonably satisfactory to Parent, which shall be in full force and effect.  Parent or the Surviving Corporation shall have entered into non-compete agreements with the employees on Schedule 7.1(d)(B), in a form substantially consistent with the form provided to the Company by Parent prior to the date of this Agreement and otherwise reasonably satisfactory to Parent, which shall be in full force and effect.

Section 7.2                                   Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Merger Sub to the extent permitted by applicable law:

(a)                                 Representations and Warranties.

(i)                                     All representations and warranties made by the Company in this Agreement (other than the Fundamental Representations of the Company) shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect;

(ii)                                  all Fundamental Representations made by the Company herein shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for any failures of any such Fundamental Representations to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount; and

(iii)                               the Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

(b)                                 Closing Deliveries.  Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i)                                     a certificate of a duly authorized officer of the Company, dated the Closing Date, to the effect that the conditions specified in Section 7.2(a) have been satisfied;

(ii)                                  a certificate, issued by the Company pursuant to Treasury Regulations 1.897-2(h) and 1.1445-2(c)(3) no more than 30 days prior to the Closing Date, in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not a “U.S. real property interests”;

(iii)                               a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iv)                              the Escrow Agreement, executed by the Stockholder Representative; and

(v)                                 copies of the Stockholder Consents adopting this Agreement and the other Merger Documents and approving the Merger by the holders of record of at least a majority of the shares of Common Stock entitled to vote thereon.

(c)                                  Resignations.  Parent shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.

(d)                                 Maximum Dissenting Shares.  The holders of no more than 3.0% of the Common Stock outstanding immediately prior to the Effective Time that are entitled to appraisal of their shares under Section 262 shall have properly demanded, and not withdrawn, demands for the appraisal of shares of Common Stock that are eligible for appraisal under Section 262.

(e)                                  No Material Adverse Effect.  There shall not have occurred since the date of this Agreement, any change, event or development that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

Section 7.3                                   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a)                                 Representations and Warranties.

(i)                                     All representations and warranties made by Parent and Merger Sub in this Agreement (other than the Fundamental Representations of Parent) shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or material adverse effect) as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder;

(ii)                                  all Fundamental Representations made by Parent and Merger Sub hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for any failures of any such Fundamental Representations to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount; and

(iii)                               Parent and Merger Sub shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

(b)                                 Closing Deliveries.  Prior to or at the Closing, Parent and Merger Sub shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

(i)                                     a certificate of a duly authorized officer of Parent and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) have been satisfied;

(ii)                                  certified copies of the resolutions of the board of directors of each of Parent and Merger Sub authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and

(iii)                               the Escrow Agreement, duly executed by Parent.

Section 7.4                                                           Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was principally caused by such Party’s breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

ARTICLE VIII
TERMINATION

Section 8.1                                   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company (except as otherwise provided below) at any time prior to Closing:

(a)                                 by mutual consent of the Company and Parent;

(b)                                 by either the Company or Parent, if the Merger shall not have been consummated on or before October 25, 2017 (the “Termination Date”), unless extended by written agreement of the Parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(c)                                  by either the Company or Parent, if any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable;

(d)                                 by the Company, if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(a)(iii) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a)(i) or 7.3(a)(ii) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Parent or Merger Sub within thirty (30) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; or

(e)                                  by Parent, if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(a)(iii) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a)(i) or 7.2(a)(ii) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within thirty (30) Business Days after the Company receives written notice of such breach from Parent or Merger Sub.

Section 8.2                                   Effect of Termination and Abandonment.  In the event of termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, notwithstanding the foregoing: (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any breach of this Agreement which occurred prior to the Termination Date and (ii) no such termination shall relieve any Party or other Person of its obligations pursuant to the provisions set forth in this Section 8.2, ARTICLE XII or the Confidentiality Agreement, all of which shall survive the termination of this Agreement.

ARTICLE IX
TAX MATTERS

Section 9.1                                   Liability for Taxes. From and after the Closing, each Stockholder and Optionholder shall, severally to the extent recovery is available from the Indemnity Escrow Amount and only up to the amount of the Indemnity Escrow Amount,  indemnify and hold harmless Parent, the Surviving Corporation and their Affiliates from and against all Stockholders’ Taxes in accordance with each Stockholder’s or Optionholder’s, as the case may be, respective Pro Rata Share. The Parties agree that any payments made pursuant to this Section 9.1 shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by the Parties hereto for Tax purposes to the greatest extent permitted by Law. The limitations on indemnification set forth in ARTICLE X shall not apply with respect to Stockholders’ Taxes.

Section 9.2                                   Preparation and Filing of Tax Returns; Payment of Taxes.

(a)                                 The Company shall at its sole cost and expense prepare and timely file all Tax Returns of the Company required to be filed (taking into account extensions) prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice, except as required by Law. At least forty five (45) days prior to filing any such Tax Return that is a federal or state income or other material Tax Return, the Company shall submit a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Parent) to Parent for Parent’s review and comment and the Company shall consider in good faith any comments of Parent to such Tax Returns.

(b)                                 Parent shall prepare, or cause to be prepared, and timely file, or cause to be filed, at its sole cost and expense all other Tax Returns with respect to the Company (or the Surviving Corporation). Such Tax Returns shall be prepared on a basis consistent with past practice, except as required by Law.  If any such Tax Return reports any Stockholders’ Taxes,  (i) at least forty five (45) days prior to filing any such Tax Return, Parent shall submit, or caused to be submitted, a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Stockholder Representative) to Stockholder Representative for Stockholder Representative’s review and Parent shall consider, or cause to be considered, in good faith any reasonable comments of the Stockholder Representative to such Tax Returns; and (ii) the Stockholders shall pay, or cause to be paid, to Parent any Stockholders’ Taxes reported on such Tax Return at least five (5) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Governmental Authority.

(c)                                  Except as required by Law, Parent shall not, and shall not allow the Company (or the Surviving Corporation) or any of their Subsidiaries, to amend any Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or agree to) any other matter relating to Stockholders’ Taxes without the prior written consent of the Stockholder Representative; such consent not to be unreasonably withheld or delayed.

(d)                                 No election under Section 338(g) of the Code shall be made with respect to the acquisition of the Company contemplated by this Agreement.

(e)                                  In the case of any Straddle Period, the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(f)                                   Parent and the Stockholder Representative shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) (i) cooperate and assist each other in the preparation and timely filing of any Tax Return of the Company or the Surviving Corporation, as applicable, or any of their respective Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (ii) cooperate and assist each other in any audit or other Proceeding with respect to Taxes or Tax Returns of the Company or the Surviving Corporation, as applicable, and their respective Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (iii) make available to each other any information, records, or other documents relating to any Taxes or Tax Returns of the Company or the Surviving Corporation, as applicable, and its Subsidiaries (including copies of Tax Returns and related work papers) for a Pre-Closing Tax Period or Straddle Period; and (iv) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

Section 9.3                                   Tax Proceeding.  If any Governmental Authority issues to the Company or the Surviving Corporation, as applicable, or any of their respective Subsidiaries (A) a notice of its intent to audit or conduct any other proceeding with respect to Taxes or Tax Returns of the Company or the Surviving Corporation, as applicable, or any of their respective Subsidiaries for any Pre-Closing Tax Period, Straddle Period or with respect to Taxes that are or could be Stockholders’ Taxes, (B) a notice of deficiency for such Tax periods or Stockholders’ Taxes, Parent shall notify the Stockholder Representative of the receipt of such communication from the Governmental Authority within ten (10) days of receipt and provide copies of all correspondence and other documents received from the Governmental Authority; provided, however, that the failure or delay of Parent to give notice to the Stockholder Representative as provided in this Section 9.3 shall not relieve the Stockholders or Optionholders of their obligations hereunder except to the extent the Stockholders or Optionholders shall have been actually prejudiced by such failure.  At its election, the Stockholder Representative shall control any Tax Proceeding relating solely to Stockholders’ Taxes in respect of which indemnification may be sought pursuant to this Agreement.  Parent shall control all other Tax Proceedings with respect to the

Surviving Corporation or the Company.  The Parties shall consult with each other regarding any Tax Proceeding that could relate to Stockholders’ Taxes, provide each other with information and documents related thereto, permit the non-controlling party and its representative and advisors to attend any such Tax Proceeding, and not settle any such issue without the consent of the non-controlling party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.4                                   Transfer Taxes.  All Transfer Taxes shall be borne equally by Parent on one hand and the Stockholders and Optionholders, on the other hand.  Such Transfer Taxes shall be paid by the party legally responsible to pay such Taxes (with the other party paying the party that is legally responsible to pay the tax its share of such tax at least five (5) Business Days before the tax payment due date). The Parties will join in the execution of any such Tax Returns and other documentation as required by Law.

Section 9.5                                   Survival of Obligations.  The obligations of the Parties set forth in this ARTICLE IX shall survive until the expiration of the applicable statute of limitations with respect to the item or Taxes in question (giving effect to any waiver, mitigation or extension thereof).

Section 9.6                                   Conflict.  To the extent there is a conflict between this ARTICLE IX and ARTICLE X, this ARTICLE IX shall control.

ARTICLE X
INDEMNIFICATION

Section 10.1                            Survival.  All representations and warranties contained in this Agreement and all claims with respect thereto shall survive the Closing and terminate upon the expiration of 24 months after the Closing Date, other than (i) the Fundamental Representations and all claims with respect thereto, which shall continue and survive indefinitely, and (ii) the representations and warranties contained in Section 4.10 and all claims with respect thereto, which shall survive the Closing and terminate upon the expiration of 36 months after the Closing Date; it being understood that in the event that notice of any claim for indemnification under this ARTICLE X has been given pursuant to Section 10.4 and Section 10.5, in good faith within the applicable survival period, the representations and warranties that are subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved.  All covenants and agreements of the Parties contained herein shall survive the Closing and remain in full force and effect for the period provided in such covenants and agreements, if any, or until the date on which they are fully performed in accordance with their terms.  All claims arising out of the matters set forth in Section 10.2(a)(iii) shall survive the Closing and shall continue and survive indefinitely.  The right of a Person to any remedy pursuant to this ARTICLE X shall not be affected by any investigation or examination conducted, or any Knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.  For the avoidance of doubt, the parties hereby acknowledge and agree that the survival periods set forth in this Section 10.1 are contractual statutes of limitations.

Section 10.2                            Indemnification of Parent.

(a)                                 Subject to the provisions of this ARTICLE X and the Escrow Agreement, from and after the Closing, Parent shall be entitled to be indemnified, held harmless and defended against, any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (collectively, “Losses”) sustained by, incurred by, suffered by or asserted against Parent or any of its Affiliates (including the Surviving Corporation following the Closing) and their respective officers, directors, shareholders, agents, equity holders, representatives and employees (each, a “Parent Indemnified Party”) to the extent relating to or arising as a result of:

(i)                                     any breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in any certificate delivered to Parent pursuant to this Agreement;

(ii)                                  any breach of any covenant or agreement made by the Company (prior to the Closing) in this Agreement or in any certificate delivered to Parent pursuant to this Agreement; and

(iii)                               any demands by holders of shares of Common Stock under the DGCL, but only for fees and costs incurred in connection with appraisal and/or dissenters’ rights proceedings and the extent, if any, to which the consideration paid to the holders of Dissenting Shares exceeds the portion of the Merger Consideration that otherwise would have been payable with respect to such Dissenting Shares pursuant to this Agreement.

(b)                                 For purposes of determining whether a representation or warranty made by the Company in this Agreement was breached or inaccurate for purposes of this Section 10.2 and for calculating the amount of Losses resulting from such breach or inaccuracy, any qualification as to materiality, “Material Adverse Effect” or words of like meaning included in any applicable representation and warranty (other than those contained in Section 4.7) in this Agreement shall be disregarded as if such qualification was not included).

(c)                                  Notwithstanding anything to the contrary in this Agreement, except with respect to claims based on (i) fraud by the Company, any of its Subsidiaries or any Stockholder, (ii) the breach or inaccuracy of any Fundamental Representation of the Company, (iii) the breach or inaccuracy of any representations or warranties contained in Section 4.10 or (iv) the matters set forth in Section 10.2(a)(iii):

(i)                                     no Parent Indemnified Party may recover for any claim for indemnification pursuant to Section 10.2(a)(i) with respect to any claim (or a series of related claims) unless such claim (or series of related claims) involves Losses in excess of $15,000 (nor shall any such excluded claim or series of related claims be applied to or considered for purposes of calculating whether the Deductible has been satisfied and thereafter) (the “Mini-Basket”) unless and until the aggregate amount of indemnifiable Losses that may be recovered by the Parent Indemnified Parties pursuant to Section 10.2(a)(i) equals or exceeds $750,000(the “Deductible”), in which event the

Parent Indemnified Parties shall only be entitled to indemnification for all indemnifiable Losses in excess of the Deductible; and

(ii)                                  the maximum aggregate amount of indemnifiable Losses that may be recovered pursuant to Section 10.2(a)(i) shall be $50,000,000 (the “Cap”).

(d)                                 With respect to claims based on (i) fraud by the Company, any of its Subsidiaries or any Stockholder, (ii) the breach or inaccuracy of any Fundamental Representation of the Company or (iii) the matters set forth in Section 10.2(a)(iii), the maximum aggregate amount of indemnifiable Losses that may be recovered shall be an amount equal to the Final Merger Consideration.

(e)                                  Except with respect to Losses based on (i) fraud by the Company, any of its Subsidiaries or any Stockholder, (ii) the breach or inaccuracy of any Fundamental Representation of the Company, (iii) the breach or inaccuracy of any representations or warranties contained in Section 4.10 or (iv) the matters set forth in Section 10.2(a)(iii), the Parent Indemnified Parties’ exclusive recourse for Losses pursuant to the matters set forth in Section 10.2(a) shall be to the Indemnity Escrow Amount.

(f)                                   The Parent Indemnified Parties’ recourse for Losses based on (i) fraud by the Company, any of its Subsidiaries or any Stockholder, (ii) the breach or inaccuracy of any Fundamental Representation of the Company or (iii) the matters set forth in Section 10.2(a)(iii) shall be (A) first, to the Indemnity Escrow Amount and (B) second, to the extent the Parent Indemnified Parties have not recovered all Losses pursuant to the foregoing clause of this Section 10.2(e), the Parent Indemnified Parties shall be entitled to recover any remaining such Losses from the Stockholders and Optionholders, severally, based on their respective Pro Rata Shares.

(g)                                  Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of punitive damages and no “multiple of profits” or “multiple of cash flow” shall be used in calculating the amount of any Losses.

Section 10.3                            Indemnification of the Stockholders and Optionholders.

(a)                                 Subject to the provisions of this ARTICLE X, from and after Closing, Parent shall indemnify, hold harmless and defend against any Losses sustained by, incurred by, suffered by or asserted against the Stockholders, the Optionholders or any of their respective Affiliates, officers, directors, shareholders, agents, equity holders, representatives and employees (each, a “Stockholder Indemnified Party”) to the extent relating to or arising as a result of:

(i)                                     any breach or inaccuracy of any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate delivered pursuant to this Agreement;

(ii)                                  any breach of any covenant or agreement made by Parent, Merger Sub in this Agreement or in any certificate delivered pursuant to this Agreement; and

(iii)                               any breach of any covenant or agreement made by the Company or Surviving Corporation in this Agreement that is required to be performed after the Closing pursuant to Section 6.6.

(b)                                 For purposes of determining whether a representation or warranty made by Parent or Merger Sub in this Agreement was breached or inaccurate for purposes of this Section 10.3 and for calculating the amount of Losses resulting from such breach or inaccuracy, any qualification as to materiality, “material adverse effect” or words of like meaning included in any applicable representation and warranty in this Agreement shall be disregarded as if such qualification was not included.

(c)                                  Notwithstanding anything to the contrary in this Agreement, except with respect to claims based on (i) fraud by Parent or Merger Sub or (ii) the breach or inaccuracy of any Fundamental Representation made by Parent or Merger Sub:

(i)                                     no Stockholder Indemnified Party may recover for any claim for indemnification pursuant to Section 10.3(a)(i) with respect to any claim (or a series of related claims) unless such claim (or series of related claims) involves Losses in excess of the Mini-Basket unless and until the aggregate amount of indemnifiable Losses that may be recovered by the Stockholder Indemnified Parties pursuant to Section 10.3(a)(i) equals or exceeds the Deductible, in which event the Stockholder Indemnified Parties shall only be entitled to indemnification for all indemnifiable Losses in excess of the Deductible; and

(ii)                                  the maximum aggregate amount of indemnifiable Losses that may be recovered from Parent by the Stockholder Indemnified Parties shall be the Cap.

(d)                                 With respect to claims based on (i) fraud by Parent or Merger Sub or (ii) the breach or inaccuracy of any Fundamental Representation made by Parent or Merger Sub, the maximum amount of indemnifiable Losses that may be recovered shall be an amount equal to the Final Merger Consideration.

Section 10.4                            Direct Claims.

(a)                                 Solely for purposes of administering this ARTICLE X, (i) if Parent (or any other Parent Indemnified Party) comprises the Indemnified Party (as defined below), any references to Indemnitor (as defined below) shall be deemed to refer to the Stockholder Representative (except for the avoidance of doubt any provisions relating to an obligation to make payments or incur any liability), and (ii) if Parent comprises the Indemnitor, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders and Optionholders in accordance with this Agreement.

(b)                                 Other than with respect to a Third Party Claim, any Party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly (and in any event within ten (10) days), after the

Indemnified Party acquires actual knowledge of the basis for a claim of indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially and actually prejudiced by such failure.

(c)                                  After the timely delivery of any Claim Notice pursuant to Section 10.4(a), the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE X shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

Section 10.5                            Third Party Claim Indemnification Procedures.

(a)                                 Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Person Claim”) shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within fifteen (15) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of such Third Person Claim.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to such Third Person Claim (a “Third Person Claim Notice”).  Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of such Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 10.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been actually prejudiced by such failure.  The Indemnitor shall have thirty (30) Business Days (or such lesser number of days as set forth in the Third Person Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Third Person Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Person Claim.

(b)                                 In the event that the Indemnitor notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with such Third Person Claim; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense; provided further, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal or regulatory proceeding, (ii) based on the advice of outside legal counsel to the Indemnified Party, a conflict (including the availability of different or additional defenses) exists between the Indemnified Party and the Indemnitor in connection with such Third Person Claim or conduct of claim by the Indemnitor would compromise any legal privilege or similar doctrine with respect to the Indemnified Party or any of its Affiliates or (iii) the Third Person Claim primarily seeks (x) an injunction against the Indemnified Party or (y) where the Indemnified Party is a Parent Indemnified Party, equitable relief requiring the taking of action or the refraining from taking actions by Parent.  The Indemnified Party agrees to cooperate fully and in good faith with the Indemnitor in connection with the defense, negotiation or settlement of any Third Person Claim.  To the extent the Indemnitor elects not to defend such Third Person Claim by written notice to the Indemnified Party, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 10.5 to pay for only one firm of counsel for all Indemnified Parties in addition to any local counsel who may need to be retained.  The Indemnitor shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Person Claim on a basis that would not include an unconditional release of the Indemnified Party and would (i) exceed the balance of the Indemnitor’s indemnity obligations hereunder if the Indemnified Party is a Stockholder, or exceed the Indemnity Escrow Amount, if the Indemnified Party is a Parent Indemnified Party, (ii) result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) result in a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iv) impose ongoing obligations on the Indemnified Party following the date of such settlement or compromise.

(c)                                  If the Indemnitor (i) elects not to defend the Indemnified Party against a Third Person Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Person Claim, fails to take reasonable steps necessary to defend diligently such Third Person Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnitor has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Person Claim shall not be adversely affected by assuming the defense of such Third Person Claim. The Indemnified Party shall not settle a Third Person Claim seeking money damages without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

(d)                                 The Indemnified Party and the Indemnitor shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Person Claim, including by providing access to each other’s relevant business records and other documents and employees; it being understood that the reasonable documented costs and expenses of the Indemnified Party relating thereto shall constitute Losses.

(e)                                  The Indemnified Party and the Indemnitor shall use reasonable best efforts to avoid production or other disclosure of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Person Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 10.6                            Determination of Indemnification Amounts.

(a)                                 Without limiting the effect of any other limitation contained in this ARTICLE X, Losses recoverable under this ARTICLE X shall be reduced by an amount equal to the amount of any insurance proceeds, indemnification payments, tax benefits (net of tax detriments), contribution payments or reimbursements, in each case to the extent actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or any of the circumstances giving rise thereto.  The Parent Indemnified Parties shall use commercially reasonable efforts to pursue any available coverage under any “occurrence” based Company insurance policies or from other third parties, including, without limitation, pursuant to indemnification obligations of third parties in favor of the Surviving Corporation or its Subsidiaries.  If Parent and the Surviving Corporation fail to pursue recoveries under any “occurrence” based Company insurance policies or from third parties, including, without limitation, pursuant to indemnification obligations of third parties in favor of the Surviving Corporation or its Subsidiaries, then the Stockholder Representative shall have the right of subrogation to pursue such insurance policies or third parties on behalf of the Stockholders and may take any reasonable actions necessary to pursue such rights of subrogation in the name of the party from whom subrogation is obtained; provided that the applicable Parent Indemnified Party has received payment with respect to any Losses under such Claim (whether from the Indemnity Escrow Account or the Stockholders). In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this ARTICLE X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the reasonable expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b)                                 The Parties agree that any payments made pursuant to this ARTICLE X shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by the Parties hereto for Tax purposes to the greatest extent permitted by Law.

(c)                                  No Parent Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Losses are included in the calculation of Net Working Capital, Indebtedness, Transaction Expenses.

(d)                                 In connection with the matters covered by this ARTICLE X, no Stockholder shall have (i) any right to indemnity or contribution from the Company or (ii) any right of subrogation against the Company with respect to any indemnification of the Parent Indemnified Parties by reason of any indemnification provided in Section 10.2, it being agreed and acknowledged that the representations, warranties, covenants and agreements of the Company herein are solely for the benefit of Parent and the Parent Indemnified Parties.

Section 10.7                            Mitigation.  Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.  In the event that an Indemnified Party shall fail to use commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything contained in this Agreement to the contrary, the applicable Indemnifying Party shall not be required to indemnify any Person for any portion of the Losses that could have been avoided if such party had made such efforts.

ARTICLE XI
STOCKHOLDER REPRESENTATIVE

Section 11.1                            Appointment of Stockholder Representative.

(a)                                 By approving the Merger and this Agreement by the Stockholder Approval and the Stockholder Consents, each of the Stockholders and Optionholders shall be deemed to have irrevocably constituted or appointed the Stockholder Representative to act as such Stockholder’s or Optionholder’s true and lawful attorney-in-fact and agent and authorizes the Stockholder Representative acting for such Stockholder or Optionholder and in such Stockholder’s or Optionholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the Escrow Agreement, as fully to all intents and purposes as such Stockholder or Optionholder might or could do in person, including as follows:

(i)                                     to take any and all action on behalf of the Stockholders or Optionholders from time to time as the Stockholder Representative may deem necessary or desirable to fulfill the interests and purposes of this Section 11.1 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(ii)                                  give and receive all notices or documents given or to be given to or by the Stockholders and Optionholders pursuant hereto or in connection herewith and to give and receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(iii)          to take any and all action on behalf of the Stockholders and Optionholders from time to time as the Stockholder Representative may deem necessary or desirable to make or enter into any consent, waiver, amendment, agreement, certificate or other document contemplated hereunder or under the Escrow Agreement;

(iv)          to seek on behalf of the Stockholders and Optionholders indemnification from Parent under ARTICLE X, including the right to prosecute, defend, settle, compromise or take any other action with respect to any claim related thereto;

(v)           to disburse any funds received hereunder to each Stockholder and Optionholder in accordance with their respective Pro Rata Shares; and

(vi)          to execute the Escrow Agreement and any other Merger Document on behalf of the Stockholders and Optionholders and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the provisions thereof (including the right to defend, settle, compromise or take any other action on behalf of Sellers with respect to any matter for which any Parent Indemnified Party seeks indemnification under ARTICLE X).

(b)           Each Stockholder and Optionholder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as to fully effect all intents and purposes as such Stockholder or Optionholder might or could do in person, hereby ratifying and confirming all that the Stockholder Representative may lawfully do or cause to be done by virtue hereof.  Each Stockholder and Optionholder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Stockholder Representative of any waiver, amendment, agreement, certificate or other documents executed by the Stockholder Representative pursuant to this Agreement, such Stockholder or Optionholder shall be bound by such documents as fully as if such Stockholder or Optionholder had executed and delivered such documents itself.  After the Closing, the Stockholder Representative shall have no authority or power to act on behalf of any party to this Agreement, other than the Stockholders and Optionholders.

Section 11.2         Actions by Stockholders and Optionholders.  Each Stockholder and Optionholder agrees that, notwithstanding Section 11.1, at the request of the Stockholder Representative, such Stockholder or Optionholder shall take all actions necessary or appropriate to consummate the transactions contemplated hereby (including delivery of such Stockholder’s shares of Common Stock and acceptance of the Per Share Merger Consideration and any Additional Merger Consideration therefor) individually on such Stockholder’s or Optionholder’s own behalf, and delivery of any other documents required of Stockholders or Optionholders pursuant to the terms hereof.

Section 11.3         Liability of Stockholder Representative.  The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder or Optionholder.  The Stockholder Representative shall not be liable to any Stockholder or Optionholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document contemplated hereby, or in connection therewith, except that the Stockholder Representative shall not be relieved of any liability imposed by Law for gross negligence or willful misconduct.  The Stockholder Representative shall not be liable to any Stockholder or Optionholder for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Stockholder or Optionholder to which payment was due, but not made, shall be to recover from the other Stockholders and Optionholders any payment in excess of the amount to which they are determined to have been entitled.  The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Each Stockholder and Optionholder acknowledges and agrees that the Stockholder Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Stockholder Representative deems appropriate in its sole discretion.  Each Stockholder and Optionholder further agrees to indemnify and hold the Stockholder Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as the Stockholder Representative, except for any liability imposed by Law for gross negligence or willful misconduct.

Section 11.4         Reliance by Parent.  Each Stockholder and Optionholder agrees that Parent, Merger Sub and the Surviving Corporation shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, Diamond Castle Holdings, LLC purporting to act as the Stockholder Representative under or pursuant to this Agreement or any Merger Document or in connection with any of the transactions contemplated by this Agreement or any Merger Document has been unconditionally authorized by the Stockholders and Optionholders to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each Stockholder and Optionholder agrees not to institute any claim, lawsuit, arbitration or other proceeding against Parent, Merger Sub or the Surviving Corporation alleging that Diamond Castle Holdings, LLC did not have the authority to act as the Stockholder Representative on behalf of the Stockholders and Optionholders in connection with any such action, omission or execution.  For the avoidance of doubt, the provisions of this ARTICLE XI shall in no way impose any obligations on Parent or any of its Affiliates.  In particular, notwithstanding any notice received by Parent or its Affiliates to the contrary, Parent and its Affiliates shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no Liability to any Stockholder or Optionholder with respect to actions, decisions or determinations of the Stockholder Representative.  Parent and its Affiliates shall be entitled to assume that all actions, decisions and determinations of the Stockholder Representative are fully authorized.  No modification or revocation of the power of attorney granted by Stockholders or Optionholders to Diamond Castle Holdings, LLC to serve as the Stockholder Representative shall be effective as against Parent until Parent has received a document signed by each Stockholder or Optionholder effecting said modification or revocation.

Section 11.5         Expense Reserve.  If there are open claims that remain unresolved with respect to the merger consideration adjustments as set forth in ARTICLE III, the Stockholder Representative will within five (5) Business Days after the date of resolution of such claims obtain reimbursement pursuant to this Agreement and for which it has not been reimbursed prior to such time and distribute to each Stockholder and Optionholder its Pro Rata Share of any remaining portion of the Expense Reserve, it being understood and agreed that such distribution(s) shall be the responsibility of the Representative only and that neither the Purchaser nor the Surviving Company shall have any obligation to ensure that such distribution is, or distributions are, made.  If the Expense Reserve is insufficient to reimburse the Stockholder Representative in full, the Stockholder Representative may instruct Parent, when making any deposits with the Paying Agent for further payment to the Stockholders pursuant to ARTICLE III, to direct to the Stockholder Representative sufficient funds from the Exchange Fund to pay the amount of any such shortfall to the Stockholder Representative.  Such payment to the Stockholder Representative shall be deducted from the funds otherwise being directed to the Stockholders and Optionholders, and allocated among the Stockholders and Optionholders in accordance with their Pro Rata Shares.

ARTICLE XII
MISCELLANEOUS

Section 12.1         Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, sent by certified, registered or express air mail, postage prepaid, or sent by electronic mail, and shall be deemed given when so delivered personally, by facsimile or by electronic mail, or if mailed, two days after the date of mailing, as follows:

If to Parent and Merger Sub:

United Rentals, Inc.

100 First Stamford Place, Suite 700

Stamford, CT 06902

Facsimile:  (203) 618-7377 and (203) 618-7350

Attention:  Michael J. Kneeland and Craig A. Pintoff

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile:  (212) 291-9004
Attention:  Francis J. Aquila

If to the Company:

NES Rentals Holdings II, Inc.
540 Lake Cook Road, Suite 100
Deerfield. IL 60015
Facsimile:  (602) 251-0556

Attention:  Michael D. Milligan
Senior Vice President & Chief Financial Officer

with a copy to (which shall not constitute notice):

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois  60654
Facsimile:  (312) 527-0484
Attention:  H. Kurt von Moltke, P.C.

If to the Stockholder Representative:

Diamond Castle Holdings, LLC
366 Madison Avenue, 4th Floor
New York, NY 10017
Facsimile:  (212) 602-0056

Attention:  Ari Benacerraf
Managing Member

with a copy to (which shall not constitute notice):

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois  60654
Facsimile:  (312) 527-0484
Attention:  H. Kurt von Moltke, P.C.

Section 12.2         Exhibits and Schedules.  All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  For the purposes of this Agreement, any matter that is clearly disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedules for which applicability of such matter is reasonably apparent on its face, notwithstanding the omission of an appropriate cross reference thereto.  Disclosure of any fact or item in any Schedule or in the data room shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.  There may have been included in a Schedule or in the data room and may be included elsewhere in this Agreement items which are not “material”, and such inclusion shall not be deemed to be an agreement by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

Section 12.3         Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

Section 12.4         Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.  Parent and Merger Sub understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby will be paid by the Company in cash at or prior to the Closing.

Section 12.5                            Governing Law; Submission to Jurisdiction

(a)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof that would apply the law of another jurisdiction, except that the consummation and effectiveness of the Merger and other matters relating to the requirement of the DGCL as applicable to the Merger and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b)           Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court) or any Illinois State or federal court sitting in the Northern District of Illinois, Cook County, or the City of Chicago (or, if such court lacks subject matter jurisdiction, in any appropriate Illinois State or federal court), and each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the Parties further agrees to accept service of process in any manner permitted by such courts.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.6         Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  Except as expressly provided in Section 6.7 and Section 12.14 of this Agreement shall be for the sole benefit of the Parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that following the Effective Time, each holder of Common Stock or Company Options shall be entitled to enforce the provisions of ARTICLE II to the extent necessary to receive the portion of the Merger Consideration to which such holder is entitled pursuant to ARTICLE III.

Section 12.7         Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the Parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 12.8         Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 12.9         Entire Agreement.  This Agreement, including the Schedules attached thereto, and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

Section 12.10       Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 12.11       No Strict Construction.  The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 12.12       Waiver of Jury Trial.  Each of the Parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party hereto.

Section 12.13       Failure or Indulgence not Waiver.  At any time prior to the Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors or similar governing body, to the extent permitted by applicable law, (a) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 12.14                     Legal Representation; Waiver of Conflicts.

(b)           Each of Parent, Merger Sub and the Company (on behalf of itself and its Subsidiaries) covenants and agrees that, following the Closing, Jenner & Block LLP ( “Prior Company Counsel”) may serve as counsel to the Stockholders and their Affiliates, in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement, including with respect to any litigation, claim or obligation arising out of or related to this Agreement or the transactions contemplated by this Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Closing Date of the Company and its Subsidiaries.  Parent, Merger Sub and the Company (on behalf of itself and its Subsidiaries) hereby irrevocably (i) waive any claim they have or may have that Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenant and agree that, in the event that a dispute arises after the Closing between Parent, Merger Sub, the Company or its Subsidiaries, on the one hand, and any Stockholder or any of their respective Affiliates, on the other hand, Prior Company Counsel may represent the Stockholders or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub, the Company or its Subsidiaries and even though Prior Company Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute.

(c)           All communications between the Stockholders, the Company or its Subsidiaries and their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, related to the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to such Stockholders and their respective Affiliates (excluding the Company and its Subsidiaries) (the “Seller Pre-Closing Communications”). Accordingly, the Company and its Subsidiaries shall not have access to any such Seller Pre-Closing Communications or to the files of Prior Company Counsel relating to such engagement from and after the Closing, and all books, records and other materials of the Company and its Subsidiaries in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred as designated by the Stockholders effective as of the Closing (collectively, the “Seller Privileged Materials”).  From and after the Closing, Parent, Merger Sub, its Affiliates and the Company and its Subsidiaries and their respective Representatives shall maintain the confidentiality of the Seller Privileged Materials.  From and after the Closing, none of Parent, Merger Sub, their Affiliates, the Company, its Subsidiaries, and their respective representatives shall access or in any way, directly or indirectly, use or rely upon any Seller Privileged Materials.  To the extent that any Seller Privileged Materials are not delivered to the Stockholders, the Company (on behalf of itself and its Subsidiaries) agrees not to assert a waiver of any applicable privilege or protection, and will deliver all such Seller Privileged Materials to the Stockholders promptly upon discovery thereof, without retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (a) the Stockholders and their respective Affiliates (excluding the Company and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to the Seller Privileged Materials, and none of the Company or its Subsidiaries shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of Seller Privileged Materials constitute property of the client, only the Stockholders and their respective Affiliates (excluding the Company and its Subsidiaries) shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any Seller Privileged Materials to the Company or its Subsidiaries by reason of any attorney-client relationship between Prior Company Counsel and the Company or its Subsidiaries, or otherwise. Each of Parent, Merger Sub and the Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 12.14, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms.  The covenants and obligations set forth in this Section 12.14 shall survive for ten (10) years following the Closing Date.

(d)           The provisions of this Section 12.14 are intended to be for the benefit of, and shall be enforceable by, the Stockholders and Prior Company Counsel, who are third party beneficiaries of this Section 12.14.

Section 12.15       Amendments.  This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors of the Company, Parent and Merger Sub.  This Agreement (including the provisions of this Section 11.1) may not be amended or modified except by an instrument in writing signed on behalf of all of the Parties required pursuant to the preceding sentence; provided, however, that, after the adoption of this Agreement by the Stockholders, no amendment shall be made except as allowed under applicable Law.

Section 12.16       Release.  Effective as of the Closing Date (but only if the Closing actually occurs), except for any rights or obligations under this Agreement or any of the other Merger Documents, to the fullest extent permitted by applicable Law, each of Parent, Merger Sub and the Company, on behalf of itself and each of its Subsidiaries and its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Stockholders and their respective Affiliates (excluding the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released

Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties relating to any Released Party’s capacity as (i) a direct or indirect equityholder of the Company or (ii) a director or officer of the Company or its Subsidiaries, in each case for any actions taken or failed to be taken by any Released Party occurring or arising on or prior to the date of this Agreement, but only to the extent that such cause, matter or thing does not otherwise constitute fraud.   The provisions of this Section 12.16 are intended to be for the benefit of, and shall be enforceable by, the Released Parties, who are third party beneficiaries of this Section 12.16.

Section 12.17       Limitation on Recourse.   Notwithstanding anything to the contrary in this Agreement or otherwise, no claim arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated by this Agreement (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any Party or any of its Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any Person not a Party.  Without limitation of the foregoing, no claim described in the immediately preceding sentence shall be brought or maintained against any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling Person, representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of Parent, Merger Sub, the Company (including its Subsidiaries) or the Stockholders, unless such Person is a Party, and no recourse shall be  had against any of them in respect of any such claim, including in connection with any alleged misrepresentation or inaccuracy in or breach of or omission in any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

Section 12.18       Enforcement.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take all such actions as are necessary or required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with ARTICLE VIII, (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Parties have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity (the “Prohibited Defenses”).  The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.18 shall not be required to provide any bond or other security in connection with any such order or injunction.  Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.  To the extent any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such action, or (ii) such other time period established by the arbiter (or court) presiding over such action.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

NES RENTALS HOLDINGS II, INC.

By:	/s/ Andrew P. Studdert
Name: Andrew P. Studdert
Title: President and Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Michael J. Kneeland
Name: Michael J. Kneeland
Title: President & CEO

UR MERGER SUB II CORPORATION

By:	/s/ Michael J. Kneeland
Name: Michael J. Kneeland
Title: President & CEO

DIAMOND CASTLE HOLDINGS, LLC

By:	/s/ Ari Benacerraf
Name: Ari Benacerraf
Title: Managing Member

Exhibit A

Certificate of Merger

Exhibit A

CERTIFICATE OF MERGER

OF

UR MERGER SUB II CORPORATION

INTO

NES RENTALS HOLDINGS II, INC.

[•], 2017

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger.

1.                                      The name and state of each of the constituent corporations of the merger (collectively, the “Constituent Corporations”) are as follows:

Name	State of Incorporation
UR Merger Sub II Corporation	Delaware

NES Rentals Holdings II, Inc.	Delaware

2.                                      An Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 25, 2017, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251(c) of the DGCL.

3.                                      The name of the surviving corporation is NES Rentals Holdings II, Inc., a Delaware corporation.

4.                                      The Certificate of Incorporation of the surviving corporation is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto.

5.                                      The executed Merger Agreement is on file at [•], the place of business of the surviving corporation.

6.                                      A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the Constituent Corporations.

7.                                      The merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

1

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer as of the date first written above.

NES RENTALS HOLDINGS II,
INC.

By:

Name:
Title:

[Signature Page to Certificate of Merger]

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NES RENTALS HOLDINGS II, INC.

FIRST.  The name of the corporation is NES Rentals Holdings II, Inc.

SECOND.  The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01.

FIFTH.  The name and mailing address of the corporation is [•].

SIXTH.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

SEVENTH.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

EIGHTH.  The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation.

NINTH.  Any action required or permitted to be taken by the holders of Common Stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

A-1

TENTH.  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ELEVENTH.  The corporation will, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters.

A-2

Exhibit B

Certificate of Incorporation

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NES RENTALS HOLDINGS II, INC.

FIRST.  The name of the corporation is NES Rentals Holdings II, Inc.

SECOND.  The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01.

FIFTH.  The name and mailing address of the corporation is [•].

SIXTH.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

SEVENTH.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

EIGHTH.  The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation.

NINTH.  Any action required or permitted to be taken by the holders of Common Stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

TENTH.  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ELEVENTH.  The corporation will, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters.

2

Exhibit C

By-Laws

Exhibit C

AMENDED AND RESTATED BY-LAWS

OF

NES RENTALS HOLDINGS II, INC.

ARTICLE I

Stockholders

Section 1.1.  Annual Meetings.  An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be designated by the Board of Directors from time to time.  Any other proper business may be transacted at the annual meeting.

Section 1.2.  Special Meetings.  Special meetings of stockholders may be called at any time by the Chairperson of the Board of Directors, if any, the Vice Chairperson of the Board, if any, the President or the Board, to be held at such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held by means of remote communication, as may be stated in the notice of the meeting.

Section 1.3.  Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  In addition, if stockholders have consented to receive notices by a form of electronic transmission, then such notice, by facsimile telecommunication, or by electronic mail, shall be deemed to be given when directed to a number or an electronic mail address, respectively, at which the stockholder has consented to receive notice.  If such notice is transmitted by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice.  If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the stockholder.  Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Section 233 of the Delaware General Corporation Law.  For purposes of these by-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form through an automated process.

Section 1.4.  Adjournments.  Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5.  Quorum.  At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these by-laws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum.  In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, either (i) the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these by-laws until a quorum of such class shall be so present or represented or (ii), the Chairperson of the meeting may on his or her own motion adjourn the meeting from time to time in the manner provided by Section 1.4 of these by-laws until a quorum of such class shall be so present and represented without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, without notice other than announcement at the meeting. Shares of its own capital stock belonging on the record date for determining stockholders entitled to vote at the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6.  Organization.  Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the President, or in the absence of the President by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting.  The Corporate Secretary, or in the absence of the Corporate Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Corporate Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2

The order of business at each such meeting shall be as determined by the chairperson of the meeting.  The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken. In addition to the foregoing, the chairperson shall have the authority to recess each such meeting for such length of time as he or she believes is reasonably necessary for the purpose of promoting the successful completion of the items of business of the meeting.

Section 1.7.  Voting; Proxies.  Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.  A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Corporate Secretary.  Voting at meetings of stockholders need not be by written ballot unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine.  Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  In all other matters, unless otherwise provided by law or by the certificate of incorporation or these by-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Section 1.8.  Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty nor less than ten days before the date of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board, the record date for determining

3

stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board.  If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.9.  List of Stockholders Entitled to Vote.  The Corporate Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Nothing in this Section shall require the Corporation to include electronic

4

mail addresses or other electronic content information on such list.  Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.10.  Consent of Stockholders in Lieu of Meeting.  Unless otherwise provided in the certificate of incorporation or by law, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this by-law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder, member or proxyholder, or by a person or persons authorized to act for a stockholder, member or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 1.10, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder, member or proxyholder or by a person or persons authorized to act for the stockholder, member or proxyholder and (b) the date on which such stockholder, member or

5

proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded.  Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission, may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded if, to the extent and in the manner provided by resolution of the Board of Directors, these by-laws or certificate of incorporation.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.10.

ARTICLE II

Board of Directors

Section 2.1.  Powers; Number; Qualifications.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation.  The Board shall consist of one or more members, each of whom shall be a natural person, the number thereof to be determined from time to time by the Board.  Directors need not be stockholders.

Section 2.2.  Election; Term of Office; Resignation; Removal; Vacancies.  Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors or to the President or the Corporate Secretary.  Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.  Unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  Any director or

6

the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Unless otherwise provided in the certificate of incorporation or these by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  Any director elected or appointed to fill a vacancy shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.3.  Regular Meetings.  Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.

Section 2.4.  Special Meetings.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board, if any, by the Vice Chairperson of the Board, if any, by the President or by any two directors.  Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 2.5.  Participation in Meetings by Conference Telephone Permitted.  Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6.  Quorum; Vote Required for Action.  At all meetings of the Board of Directors one-third of the entire Board shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the certificate of incorporation or these by-laws shall require a vote of a greater number.  In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

Section 2.7.  Organization.  Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the President, or in their absence by a chairperson chosen at the meeting.  The Corporate Secretary, or in the absence of the Corporate Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Corporate Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

7

Section 2.8.  Action by Directors Without a Meeting.  Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9.  Compensation of Directors.  Unless otherwise restricted by the certificate of incorporation or these by-laws, the Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE III

Committees

Section 3.1.  Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board or in these by-laws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval, (ii) adopting, amending or repealing these by-laws or (iii) indemnifying directors.

Section 3.2.  Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business.  In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these by-laws.

8

ARTICLE IV

Officers

Section 4.1.  Officers; Election.  As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Corporate Secretary. The Board may also elect one or more Vice Presidents, one or more Executive Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers and such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable.  Any number of offices may be held by the same person unless the certificate of incorporation or these by-laws otherwise provide.

Section 4.2.  Term of Office; Resignation; Removal; Vacancies.  Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any officer may resign at any time upon written notice or electronic transmission to the Board or to the President or the Corporate Secretary.  Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  The Board may remove any officer with or without cause at any time.  Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board at any regular or special meeting.

Section 4.3.  Powers and Duties.  The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these by-laws or in a resolution of the Board of Directors which is not inconsistent with these by-laws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board.  The Corporate Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board and any committees in a book to be kept for that purpose.  The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE V

Stock

Section 5.1.   Stock Certificates and Uncertificated Shares.  The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Any such resolution shall

9

not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Corporate Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock registered in certificate form owned by such holder.  If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.  The Corporation may not issue stock certificates in bearer form.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 5.2.  Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

Miscellaneous

Section 6.1.  Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.2.  Seal.  The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.  The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 6.3.  Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to

10

notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these by-laws.

Section 6.4.  Indemnification of Directors and Officers.  Except as provided in this by-law, the Corporation shall indemnify Indemnitees to the full extent permitted by Delaware law.  Expenses reasonably incurred by Indemnitee in defending any action, suit, or proceeding, as described in this by-law, shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of Indemnitee to repay such Expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation.  Indemnitee’s obligation to reimburse the Corporation shall be unsecured and no interest shall be charged thereon.

No claim for indemnification shall be paid by the Corporation unless the Corporation has determined that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  Unless ordered by a court, such determinations shall be made by (1) a majority vote of the directors who are not parties to the action, suit or proceeding for which indemnification or advance payment or reimbursement of Expenses is sought, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by stockholders.

Indemnitee shall promptly notify the Corporation in writing upon the sooner of (a) becoming aware of an action, suit or proceeding where indemnification or the advance payment or reimbursement of Expenses may be sought or (b) being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification or the advance payment or reimbursement of Expenses covered hereunder.  The failure of Indemnitee to so notify the Corporation shall not relieve the Corporation of any obligation which it may have to Indemnitee pursuant to this by-law.  No claim for indemnification or the advance payment or reimbursement of Expenses shall be made by Indemnitee or paid by the Corporation unless the Indemnitee gives notice to the Corporation in writing of such claim for indemnification within six months after the Indemnitee received notice of the claim, action, suit or proceeding arose under this bylaw.

As a condition to indemnification or the advance payment or reimbursement of Expenses, any demand for payment by Indemnitee hereunder shall be in writing and shall provide reasonable accounting by Indemnitee’s legal counsel for the Expenses to be paid by the Corporation.

11

For the purposes of this by-law, the term “Indemnitee” shall mean any person made or threatened to be made a party, or otherwise involved in any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee; the term “Corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation; the term “Expenses” shall include all reasonable fees, costs and expenses, including without limitation, attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes or penalties assessed on Indemnitee with respect to an employee benefit plan, Federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this by-law, penalties and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an actual or threatened action, suit or proceeding (including Indemnitee’s counterclaims that directly respond to and negate the affirmative claim made against Indemnitee (“Permitted Counterclaims”) in such action, suit or proceeding, whether civil, criminal, administrative or investigative, but shall exclude the costs of (a) any of Indemnitee’s counterclaims, other than Permitted Counterclaims or (b) the fees and costs of enforcing a right to indemnification or advance payment or reimbursement under this by-law.

Any action, suit or proceeding regarding indemnification or advance payment or reimbursement of Expenses arising out of the by-laws or otherwise shall only be brought and heard in Delaware Court of Chancery.  In the event of any payment under this by-law, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (under any insurance policy or otherwise), who shall execute all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable the Corporation to effectively bring suit to enforce such rights.  Except as required by law or as otherwise becomes public, Indemnitee will keep confidential any information that arises in connection with this by-law, including but not limited to, claims for indemnification or the advance payment or reimbursement of Expenses, amounts paid or payable under this by-law and any communications between the parties.  No amendment of this by-law shall impair the rights of any Indemnitee arising at any time with respect to events occurring prior to such amendment.

12

Section 6.5.  Interested Directors; Quorum.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 6.6.  Form of Records.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records in accordance with law.

Section 6.7.  Amendment of By-Laws.  These by-laws may be amended or repealed, and new by-laws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

13